UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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WD-40 COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WD-40 COMPANY

9715 Businesspark Avenue

San Diego, California 92131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2021 Annual Meeting of Stockholders of WD-40 Company will be held solely via a live audio webcast at the following virtual location and for the following purposes:

When:		Tuesday, December 14, 2021 at 10:00 a.m. Pacific Standard Time

Where:		https://meetnow.global/MW5G65Q

Items of Business:	1.	To elect a Board of Directors for the ensuing year and until their successors are elected and qualified;
	2.	To hold an advisory vote to approve executive compensation;
	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2022; and
	4.	To consider and act upon such other business as may properly come before the meeting.

Who Can Vote:		Only the stockholders of record at the close of business on October 18, 2021 are entitled to vote at the meeting.

Attending the Virtual Annual Meeting

In order to prioritize the health and well-being of meeting participants, this year’s annual meeting will be conducted virtually. You will be able to attend and participate in the annual meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting:  https://meetnow.global/MW5G65Q. There is no physical location for the annual meeting.

Please see "How can I participate in the virtual annual meeting?" beginning on page  3 for information about how to attend and participate in the virtual annual meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card	VIA LIVE VIRTUAL MEETING Attend the Virtual Annual Meeting at
https://meetnow.global/MW5G65Q

By Order of the Board of Directors Richard T. Clampitt Corporate Secretary San Diego, California November 3, 2021

PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and 2021 Annual Report before you vote.

2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time: December 14, 2021, at 10:00 a.m. Pacific Standard Time	Record Date: October 18, 2021
Virtual Meeting Place: https://meetnow.global/MW5G65Q	Meeting Webcast: Available on the Company’s investor relations website at http:/investor.wd40company.com beginning at 10:00 a.m. Pacific Standard Time on December 14, 2021

CORPORATE GOVERNANCE

Our Corporate Governance Policies Reflect Best Practices

•	Annual election of all directors with majority voting requirement	•	Executive sessions of independent directors held at each regularly scheduled board meeting

•	Governance guidelines for independent director leadership and best governance practices	•	Annual consideration of succession planning for the board, the CEO, and senior management

•	Annual performance evaluations for board, committees and individual directors	•	Company policy prohibits pledging and hedging of WD-40 Company stock by directors

•	All non-employee directors are independent	•	All equity grants received by directors must be held until board service is ended

VOTING MATTERS AND BOARD RECOMMENDATIONS

Management Proposals:	Board’s Recommendation	Page
Election of Directors (Item No. 1)	FOR all Director Nominees	6

Advisory Vote to Approve Executive Compensation (Item No. 2)	FOR	19

Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022 (Item No. 3)	FOR	43

 EXECUTIVE COMPENSATION PHILOSOPHY AND FRAMEWORK

Compensation Objectives

The Company’s executive compensation program is designed to achieve five primary objectives:

1.Attract, motivate, reward and retain high performing executives;

2.Align the interests and compensation of executives with the value created for stockholders;

3.Create a sense of motivation among executives to achieve both short- and long-term Company objectives;

4.Create a direct, meaningful link between business and team performance and individual accomplishment and rewards; and

5.Ensure our compensation programs are appropriately competitive in the relevant labor markets.

Our Executive Compensation Programs Incorporate Strong Governance Features

•	No Employment Agreements with Executive Officers	•	Executive Officers are Subject to Stock Ownership Guidelines

•	No Supplemental Executive Retirement Plans for Executive Officers	•	Executives are Prohibited from Hedging or Pledging Company Stock

•	Long-Term Incentive Awards are Subject to Double-Trigger Vesting upon Change of Control	•	No Backdating or Re-Pricing of Equity Awards

•	Annual and Long-Term Incentive Programs Provide a Balanced Mix of Goals for Profitability Growth and Total Stockholder Return Performance	•	Financial Goals for Performance Awards Never Reset

Say-on-Pay Voting

Since 2011, the Company’s Board of Directors has authorized annual advisory votes for the stockholders to consider and approve the compensation of the Company’s Named Executive Officers (“NEOs”) as disclosed in the Company’s Proxy Statement (“Say-On-Pay” votes).

In 2011, and again at the Company’s 2017 Annual Meeting of Stockholders, the Company’s stockholders were asked to express their preference as to the frequency of Say-on-Pay votes. In each instance, the Company’s stockholders expressed a preference to have Say-on-Pay votes every year.

The Say-on-Pay votes approving NEO compensation for 2011 through 2020 have been approved in each year by more than 95% of the votes cast.

Please see the Compensation Discussion and Analysis section of this Proxy Statement for a detailed description of our executive compensation.

GENERAL INFORMATION

Q:Why am I receiving these proxy materials?

A: This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of WD-40 Company for use at its Annual Meeting of Stockholders to be held on Tuesday, December 14, 2021, and at any postponements or adjournments thereof. This Proxy Statement and enclosed form of proxy are first sent to stockholders on or about November 3, 2021.

At the meeting, the stockholders of WD-40 Company will consider and vote upon (i) the election of the Board of Directors for the ensuing year; (ii) an advisory vote to approve executive compensation; and (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2022. Detailed information concerning these matters is set forth below. Management knows of no other business to come before the meeting.

Q:When and where will the annual meeting be held?

A: As a result of the public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants, this year’s annual meeting will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at https://meetnow.global/MW5G65Q. Although no physical in-person meeting will be held, we designed the format of this year’s virtual annual meeting to ensure that our stockholders of record who attend the virtual annual meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

The virtual annual meeting will begin promptly at 10:00 a.m. Pacific Standard Time, on Tuesday, December 14, 2021.  Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting. Stockholders are encouraged to access the annual meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

Q:How can I participate in the virtual annual meeting?

A: We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live audio webcast.  Anyone may enter the meeting as a guest in listen-only mode, but only stockholders as of the record date and holders of valid proxies are entitled to vote or ask questions at the live meeting. To participate in the annual meeting, you will need to review the information included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

Stockholders of Record

If you are a registered stockholder (that is, if you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. You can participate in the virtual annual meeting by accessing https://meetnow.global/MW5G65Q.  You will be able to attend the meeting online, ask a question and vote by following the instructions on your notice, proxy card, or on the instructions that accompanied your proxy materials. If you cannot locate your notice of internet availability or proxy card but would still like to attend the annual meeting, you can join as a guest by selecting “I am a Guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet, telephone or mail as early as possible.

Beneficial Owners

If you hold your shares through an intermediary, such as a bank or broker, you have several options to participate in the virtual annual meeting. If you would like to attend the meeting and do not want to ask questions or vote you can simply join the meeting as a guest. You can participate in the virtual annual meeting by accessing https://meetnow.global/MW5G65Q.  Guest attendees will not be allowed to vote or submit questions at the annual meeting. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet, telephone or mail as early as possible.

If you are a beneficial owner and want to attend the annual meeting with the ability to ask a question and/or vote, you have two options:

1)

The vast majority of beneficial holders do not need to register in advance and will be able to fully participate using the control number received with their voting instruction form. Please note, however, that there is no guarantee this option will be available for every type of beneficial owner voting control number. The inability to provide this option to any or all beneficial owners shall in no way impact the validity of the annual meeting. Most beneficial holders can participate in the virtual annual meeting by accessing https://meetnow.global/MW5G65Q.  You will be able to attend the meeting online, ask a question and vote by following the instructions on your notice, proxy card, or on the instructions that accompanied your proxy materials.

2)

Beneficial owners may choose the register in advance of the annual meeting if they prefer to use this traditional, paper-based option. To register to participate in the virtual annual meeting you must submit proof of your proxy power (legal proxy) reflecting your WD-40 Company (WDFC) holdings, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 PM, Eastern Time, on December 8, 2021, using one of the following methods:

•Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

•Mail: Send a copy of the email or correspondence from your broker, or include your legal proxy, to WD-40 Company Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

Upon receipt of your valid legal proxy, Computershare will provide you with a control number by email. Once provided, you can attend and participate in the virtual annual meeting by accessing https://meetnow.global/MW5G65Q. Enter the control number provided by Computershare.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy using the methods described the Notice of Internet Availability of Proxy Materials we have sent to you, or by following the instructions at www.envisionreports.com/WDFC.

Our virtual meeting procedures are intended to authenticate stockholders’ identities, allow stockholders to give their voting instructions, confirm that stockholders’ instructions have been recorded properly, and comport with applicable legal requirements.

Q:What constitutes a quorum in order to hold and transact business at the Annual Meeting?

A: The close of business on October 18, 2021 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders of WD-40 Company. On October 18, 2021, WD-40 Company had outstanding 13,708,966 shares of $.001 par value common stock. Stockholders of record entitled to vote at the meeting will have one vote for each share so held on the matters to be voted upon. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes are shares that are held of record by a bank or broker as to which the bank or broker has not received instructions from the beneficial owner as to how the shares are to be voted.

Q:If I hold my shares through a broker, how do I vote?

A: If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors, in the advisory vote to approve executive compensation, and for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2022. Your broker will only be permitted to exercise its discretionary authority to vote on your behalf as to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’ independent registered public accounting firm for fiscal year 2022. You may have received a notice from the Company entitled “Important Notice Regarding the Availability of Proxy Materials Stockholder Meeting to Be Held on December 14, 2021” with voting instructions or you may have received these proxy materials with separate voting instructions. Follow the instructions to vote or to request further voting instructions as set forth on the materials you have received. For more information on this topic, see the Securities and Exchange Commission (“SEC”) Spotlight on Proxy Matters – The Mechanics of Voting at http://www.sec.gov/spotlight/proxymatters/voting_mechanics.shtml.

Q:How will my vote be cast if I provide instructions or return my proxy and can I revoke my proxy?

A: If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. If no specified instruction is given with respect to a particular matter on your form of proxy, your shares will be voted by the proxy holder as set forth on the form of proxy. A proxy may be revoked by attendance at the meeting or by filing a proxy bearing a later date with the Secretary of the Company.

Q:How are the proxies solicited and what is the cost?

A: The cost of soliciting proxies will be borne by the Company. Solicitations other than by mail may be made by telephone or in person by employees of the Company for which the expense will be nominal.

PRINCIPAL SECURITY HOLDERS

The following table sets forth information concerning those persons known to the Company to be the beneficial owners of more than 5% of the common stock of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership October 18, 2021		Percent of Class

Blackrock, Inc.	2,070,095	[1]	15.10%
55 East 52nd Street
New York, NY 10055

Vanguard Group, Inc.	1,590,853	[2]	11.60%
P.O. Box 2600
Valley Forge, PA 19482

Neuberger Berman Group LLC	869,741	[3]	6.34%
1290 Avenue of the Americas
New York, NY 10104

APG Asset Management N.V.	1,642,584	[4]	11.98%
1082 MS
Amsterdam, P7 00000

[1]

As of June 30, 2021, BlackRock, Inc. (“BlackRock”) filed a report on Form 13F with the Securities and Exchange Commission to report beneficial ownership of a total of 2,070,095 shares managed by fifteen BlackRock investment management subsidiaries. BlackRock disclaims investment discretion with respect to all shares reported as beneficially owned by its investment management subsidiaries. Sole investment discretion and sole voting authority with respect to shares is reported for the following BlackRock subsidiaries: BlackRock Fund Advisors as to 1,585,867 shares; BlackRock Investment Management, LLC as to 53,716 shares; BlackRock Asset Management Ireland Limited as to 29,299 shares; BlackRock Advisors LLC as to 24,512 shares; and seven other BlackRock subsidiaries as to a total of 7,613 shares. BlackRock Institutional Trust Company, N.A. reported sole investment discretion and sole voting authority with respect to 336,291 shares and sole investment discretion and no voting authority with respect to 8,500 shares. Aperio Group, LLC reported sole investment discretion and sole voting authority with respect to 283 shares and sole investment discretion and no voting authority with respect to 13,733 shares. BlackRock Financial Management, Inc. reported sole investment discretion and sole voting authority with respect to 4,207 shares and sole investment discretion and no voting authority with respect to 1,769 shares. BlackRock Investment Management (UK) Limited reported sole investment discretion and sole voting authority with respect to 3,322 shares and sole investment discretion and no voting authority with respect to 983 shares. Beneficial ownership information for BlackRock, Inc. and its investment management subsidiaries as of October 18, 2021 is unavailable.

[2]

As of June 30, 2021, Vanguard Group Inc. (“Vanguard”) filed a report on Form 13F with the Securities and Exchange Commission to report beneficial ownership of 1,590,853 shares, including 24,905 shares held by Vanguard Fiduciary Trust Co., 11,548 shares held by Vanguard Global Advisors, LLC, and 3,665 shares held by Vanguard Investments Australia, Ltd. Vanguard reported sole investment discretion and no voting authority with respect to 1,549,259 shares, and sole investment discretion and,  shared voting authority with respect to 1,476 shares. Vanguard Fiduciary Trust Co. reported shared investment discretion and shared voting authority with respect to all 24,905 shares, Vanguard Global Advisers, LLC  reported shared investment discretion and no voting authority with respect to all 11,548 shares, and Vanguard Investments Australia, Ltd. reported shared investment and shared voting authority with respect to all 3,665 shares. Beneficial ownership information as of October 18, 2021 is unavailable.

[3]

As of June 30, 2021, Neuberger Berman Group LLC (“Neuberger”) filed a report on Form 13F with the Securities and Exchange Commission to report beneficial ownership of 869,741 shares. Neuberger reported shared investment discretion and sole voting authority with respect to 854,688 shares, shared investment discretion and sole voting authority with respect to 8,901 shares and sole investment discretion and no voting authority with respect to 6,152 shares. Beneficial ownership information as of October 18, 2021 is unavailable

[4]

As of June 30, 2021, APG Asset Management N.V. (“APG”) filed a report on Form 13F reporting beneficial ownership of 1,642,584 shares. APG reported shared investment discretion with two additional reporting managers as to all such shares. Beneficial ownership information as of October 18, 2021 is unavailable.

ITEM NO. 1

NOMINEES FOR ELECTION AS DIRECTORS

AND SECURITY OWNERSHIP OF MANAGEMENT

At the Company’s Annual Meeting of Stockholders, the ten nominees named below under the heading, Nominees for Election as Directors, will be presented for election as directors until the next Annual Meeting of Stockholders and until their successors are elected or appointed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, any proxy granted to vote for such nominee will be voted for a nominee designated by the present Board of Directors to fill such vacancy.

A nominee for election to the Board of Directors will be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Holders of common stock are not entitled to cumulate their votes in the election of directors. Withheld votes and broker non-votes are not counted as votes in favor of any nominee.

If an incumbent director nominee fails to receive more votes for his or her election as a director than votes against his or her election, the incumbent director will continue to serve as a director until his or her successor is elected or appointed.  However, pursuant to governance guidelines adopted by the Board of Directors, such director nominee will be expected to tender his or her resignation to the Corporate Governance Committee of the Board of Directors.  The Corporate Governance Committee will promptly consider such resignation and present a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation for formal action to be taken within 90 days following the Annual Meeting of Stockholders.

Article III, Section 3.2 of the Bylaws of the Company, most recently amended and restated on August 15, 2018, provides that the authorized number of directors of the Company shall not be less than seven nor more than twelve until changed by amendment of the Certificate of Incorporation or by a bylaw duly adopted by the stockholders. The exact number of directors is to be fixed from time to time by a resolution duly adopted by the Board of Directors or by the stockholders.

By resolution of the Board of Directors adopted on October 12, 2020, the number of directors was fixed at ten effective as of December 8, 2020, the date of the Company’s 2020 Annual Meeting of Stockholders.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each director and nominee other than Garry O. Ridge is an independent director as defined in Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”).

Information concerning the independence of directors serving on committees of the Board of Directors is provided below as to each committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth certain information, including beneficial ownership of the Company’s common stock, for the current directors and director nominees, for the executive officers named in the Summary Compensation Table below, and for all directors, director nominees and executive officers as a group:

				Amount and Nature of Beneficial Ownership October 18, 2021[1]
Director/Nominee	Age	Principal Occupation	Director Since	Number		Percent of Class
Daniel T. Carter	65	Former CFO, BevMo! Inc.	2016	3,973	[2]	*
Melissa Claassen	49	Vice President Finance, Emerging Markets, adidas Group	2015	5,320	[3]	*
Eric P. Etchart	65	Former Senior Vice President, The Manitowoc Company	2016	4,611	[4]	*
Lara L. Lee	58	Former business unit president, Lowe's Companies, Inc.	2020	268	[5]	*
Trevor I. Mihalik	55	Executive Vice President and CFO, Sempra Energy	2019	1,413	[6]	*
Graciela I. Monteagudo	55	Former President and CEO of Lala U.S., Inc.	2020	638	[7]	*
David B. Pendarvis	62	Chief Administrative Officer, Global General Counsel and Corporate Secretary, ResMed Inc.	2017	2,779	[8]	*
Garry O. Ridge	65	CEO and Chairman of the Board, WD-40 Company	1997	60,844	[9]	*
Gregory A. Sandfort	66	Lead Independent Director, WD-40 Company; Former CEO, Tractor Supply Company	2011	17,401	[10]	*
Anne G. Saunders	60	Former President, U.S., nakedwines.com	2019	1,128	[11]	*

*Less than one (1) percent.

[1]	All shares owned directly unless otherwise indicated.
[2]	Mr. Carter has the right to receive 3,973 shares upon settlement of vested restricted stock units upon termination of his service as a director of the Company.
[3]	Ms. Claassen has the right to receive 5,320 shares upon settlement of vested restricted stock units upon termination of her service as a director of the Company.
[4]	Mr. Etchart has the right to receive 3,611 shares upon settlement of vested restricted stock units upon termination of his service as a director of the Company.
[5]	Ms. Lee has the right to receive 268 shares upon settlement of vested restricted stock units upon termination of her service as a director of the Company.
[6]	Mr. Mihalik has the right to receive 1,111 shares upon settlement of vested restricted stock units upon termination of his service as a director of the Company.
[7]	Ms. Monteagudo has the right to receive 638 shares upon settlement of vested restricted stock units upon termination of her service as a director of the Company.
[8]	Mr. Pendarvis has the right to receive 2,779 shares upon settlement of vested restricted stock units upon termination of his service as a director of the Company.
[9]

Mr. Ridge has the right to receive 5,884 shares upon settlement of vested restricted stock units upon termination of employment, the right to receive 967 shares upon settlement of vested deferred performance units upon termination of employment, the right to receive 4,095 shares within 60 days upon vesting and settlement of restricted stock units, the right to receive 7,988 shares within 60 days upon settlement of vested market share units, and the right to receive 3,372 shares within 60 days upon settlement of vested performance share units. Mr. Ridge also has voting and investment power over 1,299 shares held under the Company’s 401(k) plan.

[10]	Mr. Sandfort has the right to receive 12,047 shares upon settlement of vested restricted stock units upon termination of his service as a director of the Company.
[11]	Ms. Saunders has the right to receive 1,128 shares upon settlement of vested restricted stock units upon termination of her service as a director of the Company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (cont’d)

			Amount and Nature of Beneficial Ownership October 18, 2021[1]
Executive Officer	Age	Principal Occupation	Number		Percent of Class
Jay W. Rembolt	70	Vice President, Finance, Treasurer and CFO, WD-40 Company	41,359	[2]	*
Steven A. Brass	55	President and COO, WD-40 Company	10,036	[3]	*
William B. Noble	63	Managing Director, EMEA, WD-40 Company Limited	9,629	[4]	*
Patricia Q. Olsem	55	Division President, Americas, WD-40 Company	4,609	[5]	*
All Directors, Director Nominees and Executive Officers as a Group			182,621	[6]	1.33%

*Less than one (1) percent.

[1]	All shares owned directly unless otherwise indicated.
[2]

Mr. Rembolt has the right to receive 310 shares upon settlement of vested deferred performance units upon termination of employment, the right to receive 798 shares within 60 days upon vesting and settlement of restricted stock units, the right to receive 1,690 shares within 60 days upon settlement of vested market share units, and the right to receive 816 shares within 60 days upon settlement of vested performance share units. Mr. Rembolt also has voting and investment power over 6,610 shares held under the Company’s 401(k) plan.

[3]

Mr. Brass has the right to receive 108 shares upon settlement of vested deferred performance units upon termination of employment, the right to receive 1,457 shares within 60 days upon vesting and settlement of restricted stock units, the right to receive 1,228 shares within 60 days upon settlement of vested market share units, and the right to receive 1,783 shares within 60 days upon settlement of vested performance share units.

[4]

Mr. Noble has the right to receive 280 shares upon settlement of vested deferred performance units upon termination of employment, the right to receive 441 shares within 60 days upon vesting and settlement of restricted stock units, the right to receive 920 shares within 60 days upon settlement of vested market share units, and the right to receive 835 shares within 60 days upon settlement of vested performance share units.

[5]

 Ms. Olsem has the right to receive 89 shares upon settlement of vested deferred performance units upon termination of employment, the right to receive 638 shares within 60 days upon vesting and settlement of restricted stock units, the right to receive 503 shares within 60 days upon settlement of vested market share units, and the right to receive 825 shares within 60 days upon settlement of vested performance share units.

[6]

Total includes the rights of executive officers and directors to receive a total of 44,701 shares upon settlement of vested restricted stock units upon termination of employment or service as a director of the Company, the rights of executive officers to receive 2,181 shares upon settlement of vested deferred performance units upon termination of employment, the rights of executive officers to receive a total of 9,043 shares within 60 days upon vesting and settlement of restricted stock units, the rights of executive officers to receive a total of 14,336 shares within 60 days upon settlement of vested market share units, the rights of executive officers to receive a total of 9,203 shares of restricted common stock within 60 days upon settlement of vested performance share units, and a total of 7,908 shares held by executive officers under the Company’s 401(k) plan.

NOMINEES FOR ELECTION AS DIRECTORS

DANIEL T. CARTER – Director

Daniel T. Carter was elected to the Board of Directors in 2016. Mr. Carter served as executive vice president and chief financial officer of BevMo! Inc. from 2009 until June 2016. Mr. Carter served as chief financial officer of Semtek, Inc. from 2008 to 2009; chief financial officer at Charlotte Russe Holding, Inc. from 1998 to 2007; and chief financial officer of Advanced Marketing Services from 1997 to 1998. From 1986 to 1997 he was employed by Price Club and its follow-on entities, serving as senior vice president for PriceCostco and chief financial officer for Price Enterprises. Mr. Carter began his career as an auditor with Ernst & Young, and he is a Certified Public Accountant (inactive). Mr. Carter received his Bachelor of Business Administration degree in accounting from the University of Oklahoma. Mr. Carter is recognized as a NACD Board Leadership Fellow and has earned Harvard’s Corporate Director Certificate.  Mr. Carter’s financial expertise, considerable knowledge of the retail industry and non-profit company board experience provide the Board with a breadth of relevant skills and experience.

Skills and Expertise:

•	Former CFO with extensive finance and accounting expertise
•	In-depth knowledge of retail industry
•	Considerable non-profit board experience

Committees:

•	Audit (Chair)
•	Finance
•	Corporate Governance

MELISSA CLAASSEN –  Director

Melissa Claassen was elected to the Board of Directors in 2015. Ms. Claassen is vice president finance, emerging markets – adidas Group. She served as vice president, brand finance at adidas from 2018 to 2019 and as vice president, business unit finance at adidas from 2015 to 2018.  Ms. Claassen served as the chief financial officer of Taylor Made – adidas Golf from 2012 to 2015. From 1996 until 2012 Ms. Claassen held positions at various adidas subsidiaries including chief financial officer of adidas Group Hong Kong and Taiwan, controlling director at adidas Group China, head of marketing controlling, senior financial controller, finance manager, SAP team lead, management accountant, and financial accountant.  Ms. Claassen’s extensive knowledge and expertise in the areas of collaboration, finance, accounting, and international business enhance the Board’s management oversight capabilities.

Skills and Expertise:

•	International business experience
•	Finance and accounting expertise

Committees:

•	Compensation
•	Finance

ERIC P. ETCHART – Director

Eric P. Etchart was elected to  the Board of Directors in 2016. Mr. Etchart served as senior vice president of The Manitowoc Company, Inc. from 2007 until his retirement in January 2016.  He served as senior vice president, business development, from 2015 to 2016 and as president and general manager of the Manitowoc Crane Group from 2007 to 2015.  From 1983 to 2007, Mr. Etchart held various sales, marketing and management positions at subsidiaries and predecessor companies of The Manitowoc Company, Inc.  Mr. Etchart is a French national, having held management positions in China, Singapore, Italy, France and the United States.  Mr. Etchart is recognized as a NACD Board Leadership Fellow. He presently serves as a director of Graco Inc. and Alamo Group Inc.  Mr. Etchart’s breadth of international finance, marketing and management experience provides important perspective to the Board.  His demonstrated commitment to the highest standards of board leadership strengthens the Board’s commitment to good governance.

Skills and Expertise:

•	Strong management background in sales, marketing and finance
•	International business experience
•	Board governance

Committees:

•	Corporate Governance (Chair)
•	Finance

LARA L. LEE – Director

Lara L. Lee was elected to the Board of Directors on December 8, 2020.  Ms. Lee served as president of Orchard Supply Hardware, a subsidiary of Lowe’s Companies, Inc., from 2016 to 2018 and as senior vice president of Lowe’s from 2013 to 2018. From 2011 to 2013 she served as chief innovation and operating officer for Continuum, a global consultancy. She was also a partner at an innovation firm, Jump Associates, from 2007 to 2010. Ms. Lee’s prior experience included fifteen years at Harley-Davidson Motor Company as vice president, business unit leader, and in various European and Asian strategy and business development roles, and three years as a financial analyst at Otis Elevator Company based in Singapore. Ms. Lee is NACD Directorship Certified and presently serves as a director of Marrone Bio Innovations, Inc. and Liberty Safe Holding Company. She began her career with Ernst & Whinney (now Ernst & Young) in Washington, D.C. and Singapore. Ms. Lee’s diverse international and management experience, including expertise in strategic marketing and innovation, will provide the Board with valuable insights.

Skills and Expertise:

•	Strategic marketing expertise, including digital, e-commerce and channel marketing
•	Diverse experience in innovation across industries and international markets
•	Extensive international business and brand development experience

Committees:

•	Audit
•	Compensation

TREVOR I. MIHALIK – Director

Trevor I. Mihalik was elected to the Board of Directors in 2019. Mr. Mihalik has served as executive vice president and chief financial officer of Sempra Energy since May 2018. Mr. Mihalik was senior vice president controller and chief accounting officer of Sempra Energy from 2014 until 2018 and controller and chief accounting officer from 2012 to 2014. Prior to Sempra Energy, Mr. Mihalik held roles as senior vice president – finance for Iberdrola Renewables and vice president and CFO for Chevron Natural Gas.  Mr. Mihalik previously served as director of San Diego Gas & Electric Company and Southern California Gas Company as well as past experience as chairman of the board of Luz del Sur and Chilquinta Energia and as a director of Infraestructura Energética Nova S.A.B. de C.V. Mr. Mihalik’s current experience as director of Oncor Electric Delivery Company LLC and IEnova, and his extensive senior management experience with Fortune 500 companies, offers the Board valuable judgment and management perspective.

Skills and Expertise:

•	Seasoned finance executive with accounting and public company financial reporting expertise
•	Directorship experience for oversight of business management and strategic planning
•	Significant transactions experience

Committees:

•	Finance (Chair)
•	Audit
•	Corporate Governance

GRACIELA I. MONTEAGUDO – Director

Graciela I. Monteagudo was elected to the Board of Directors on June 15, 2020.  Ms. Monteagudo served as president and CEO of Lala U.S., Inc. from 2017 to 2018. From 2015 to 2017 she served as president, Americas and global marketing for Mead Johnson Nutrition and from 2012 to 2015 she held various leadership roles at Mead Johnson. From 2008 through 2012, she held various leadership roles at Walmart Mexico, including senior vice president and business unit head for Sam’s Club stores in Mexico. Ms. Monteagudo has dual Mexican and American citizenship and has held senior management positions in both Latin America and the United States. Ms. Monteagudo is recognized as a NACD Board Leadership Fellow and she has been included in the Women Inc. Magazine Most Influential Corporate Directors list. Ms. Monteagudo presently serves as a director of ACCO Brands Corporation and iHeartMedia, Inc. Ms. Monteagudo’s significant leadership experience in Latin America, her extensive global/digital marketing, e-commerce and consumer goods expertise will provide our board with a valuable perspective.

Skills and Expertise:

•	Domestic and international business experience, particularly in Latin America
•	Consumer products and retail marketing expertise
•	Strong global, digital and e-commerce marketing expertise

Committees:

•	Audit
•	Finance

DAVID B. PENDARVIS –  Director

David B. Pendarvis was elected to the Board of Directors in 2017. Mr. Pendarvis has served as chief administrative officer of ResMed Inc. since 2011.  From March through July 2017, he served as interim president, EMEA and Japan of ResMed Inc. He joined ResMed Inc. in 2002 as global general counsel and he has served as secretary since 2003 and he also served as vice president of organizational development from 2005 to 2011. From 2000 until 2002 Mr. Pendarvis was a partner at Gray Cary Ware & Friedenrich (presently, DLA Piper). From 1986 until 2000 he was an associate (1986-1992) and a partner (1993-2000) at Gibson, Dunn & Crutcher, and from 1984 until 1986 he served as a law clerk to United States District Court Judge, J. Lawrence Irving in the United States District Court, San Diego. Mr. Pendarvis served as a director of Sequenom, Inc. from 2009 until its acquisition by Laboratory Corporation of America Holdings in 2016.  His legal expertise and experience as general counsel with global responsibilities provides the Board of Directors with valuable perspective for risk oversight.

Skills and Expertise:

•	In depth experience in corporate governance, compliance, intellectual property and world-wide legal affairs
•	Strong focus on investor relations and corporate communications
•	International executive management experience

Committees:

•	Audit
•	Compensation

GARRY O. RIDGE – CEO

Garry O. Ridge presently serves as CEO and Chair of the Board of Directors. He joined WD-40 Company in 1987 as managing director, WD-40 Company (Australia) Pty. Limited and he was responsible for Company operations throughout the Pacific and Asia. Mr. Ridge transferred to the corporate office in 1994 as director international operations and was elected vice president - international in 1995. He was elected to the position of executive vice president/chief operating officer in 1996. He was elected to the Board of Directors in 1997 and served as president and CEO from 1997 through June 2019. Prior to joining WD-40 Company Mr. Ridge was managing director of Mermax Pacific Pty. Ltd. and held a number of senior management positions with Hawker Pacific Pty. Ltd. (a Hawker Siddeley PLC Group Company) which was a licensee for WD-40® products until 1988. As the CEO of the Company, Mr. Ridge offers the Board an important Company-based perspective. In addition, his particular knowledge of the Company’s international markets and industry position provides the Board with valuable insight.

Skills and Expertise:

•	CEO of the Company
•	Leader with a passion for a strong culture, employee engagement and protecting and maximizing the return on the Company’s brand assets
•	Particular expertise in driving a global business

GREGORY A. SANDFORT –  Lead Independent Director

Gregory A. Sandfort was elected to the Board of Directors in 2011. He was designated as lead independent director on October 12, 2020. Mr. Sandfort served as chief executive officer of Tractor Supply Company from December 2012 until his retirement in February 2020.  He held the office of president of Tractor Supply Company from 2009 through 2015. Prior to 2013,  Mr. Sandfort served as president and chief operating officer in 2012 and as president and chief merchandising officer from 2009 to 2012. Mr. Sandfort served as executive vice president-chief merchandising officer of Tractor Supply Company from 2007 to 2009. Mr. Sandfort previously served as president and chief operating officer at Michael’s Stores, Inc. from 2006 to 2007, and as executive vice president-general merchandise manager at Michaels Stores, Inc. from 2004 to 2006. Mr. Sandfort is a director of Genesco Inc. He is recognized as a NACD Board Leadership Fellow. Mr. Sandfort brings a retail industry perspective to the Board. The Board also values Mr. Sandfort’s extensive management experience in the retail industry.

Skills and Expertise:

•	Former CEO in a channel that distributes the Company’s products
•	Brings a retail industry perspective
•	Long-standing connection with consumers of the Company’s products

Committees:

•	Compensation
•	Corporate Governance
•	Finance

aNNE g. sAUNDERS –  Director

Anne G. Saunders was elected to the Board of Directors in 2019. Ms. Saunders served as president, U.S. of nakedwines.com from 2016 through 2017. From 2014 through 2016, she was president, U.S. of FTD Companies, Inc., and from 2012 through 2014 she served as president of Redbox Automated Retail, LLC. From 1990 to 2012, Ms. Saunders held various senior executive level positions at Starbucks, Bank of America, Knowledge Universe (now known as KinderCare Education), eSociety and AT&T. Ms. Saunders is a director of Swiss Water Decaffeinated Coffee Inc. and Nautilus, Inc. Ms. Saunders’ functional expertise in brand management, leadership and marketing strategy, as well as her extensive public company board experience, provide valuable experience to the Board.

Skills and Expertise:

•	Significant consumer and retail markets experience
•	Diverse digital and e-commerce marketing expertise
•	Product innovation and development experience

Committees:

•	Compensation (Chair)
•	Corporate Governance

BOARD LEADERSHIP, RISK OVERSIGHT AND COMPENSATION-RELATED RISK

Corporate Governance Guidelines adopted by the Board of Directors provide, under appropriate circumstances, for the designation of the CEO to serve as board chair and for the designation of a lead independent director to assure the most effective board governance when the CEO is also serving as board chair.

The Board believes that board oversight of and attention to the Company’s current strategic initiatives are best served at this time by having Mr. Ridge provide primary leadership at meetings of the Board, while assuring independent director oversight of management of the Board through the designation of a lead director.  The Board’s determination as to whether having the CEO serve as board chair is in the best interests of the Company is subject to annual review.

The lead director has the following responsibilities and authority:

•	To preside at meetings of the Board when the CEO is not present;
•	To serve as leader of the independent directors and as a liaison between the CEO and the independent directors;
•	To coordinate feedback to the CEO regarding issues discussed in executive sessions;
•	To consult with the CEO and the Corporate Secretary regarding meeting materials and other information sent to the Board;
•	To review Board meeting agendas in consultation with the CEO;
•	To meet periodically with the Board committee chairs to discuss their respective work plans;
•	To approve meeting schedules to assure that there is sufficient time for Board consideration of all agenda items;
•	To call meetings of the independent directors.

Risk oversight is undertaken by the Board of Directors as a whole, but various Board Committees are charged with responsibility to review and report on business and management risks included within the purview of each Committee’s responsibilities. The Compensation Committee considers risks associated with the Company’s compensation policies and practices, with particular focus on the cash incentive compensation and equity awards offered to the Company’s executive officers. The Audit Committee considers risks associated with financial reporting and internal control, including ethics and compliance program risks.  The Audit Committee also reviews the appropriateness of the Company’s insurance programs. The Finance Committee considers risks associated with the Company’s financial management and investment activities, acquisition-related risks and Employee Retirement Income Security Act of 1974 plan oversight. The Board and the Committees receive periodic reports from management employees having responsibility for the management of particular areas of risk, including risks related to systems integrity and disaster recovery of primary information technology systems, and supply chain risks associated with disruptive events. The CEO is responsible for overall risk management and provides input to the Board of Directors with respect to the Company’s enterprise risk management program and is responsive to the Board in carrying out its risk oversight role.

With respect to compensation-related risk, the Company’s management has undertaken an annual assessment of the Company’s compensation policies and practices and strategic business initiatives to determine whether any of these policies or practices, as well as any compensation plan design features, including those applicable to the executive officers, are reasonably likely to have a material adverse effect on the Company. Based on this review, management has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This conclusion is based primarily on the fact that the incentives underlying the Company’s compensation plan design features provide a balance between increased profitability and longer-term stockholder returns. Management has discussed these findings with the Compensation Committee.

BOARD OF DIRECTORS MEETINGS, COMMITTEES AND ANNUAL MEETING ATTENDANCE

The Board of Directors is charged by the stockholders with managing or directing the management of the business affairs and exercising the corporate power of the Company. The Board of Directors relies on the following standing committees to assist in carrying out the Board of Directors’ responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Finance Committee. Each of the committees has a written charter approved by the Board of Directors and such charters can be found on WD-40 Company’s website at http://investor.wd40company.com within the “Corporate Governance” section. There were five meetings of the Board of Directors during the last fiscal year. Each director serving for the full fiscal year attended at least 75 percent of the aggregate of the total number of meetings of the Board and of all committees on which the director served. The Board of Directors holds an annual organizational meeting on the date of the Annual Meeting of Stockholders. All directors are expected to attend the Annual Meeting. At the last Annual Meeting of Stockholders, all of the prior year nominee directors were present.

BOARD OF DIRECTORS COMPENSATION

Director compensation is set by the Board of Directors upon the recommendation of the Corporate Governance Committee. The Corporate Governance Committee conducts an annual review of non-employee director compensation, including consideration of a survey of director compensation for the same peer group of companies used by the Compensation Committee for the assessment of executive compensation. For fiscal year 2021, non-employee directors received compensation for services as directors pursuant to the Directors’ Compensation Policy and Election Plan (the “Director Compensation Policy”) adopted by the Board of Directors on October 7,  2019. Pursuant to the Director Compensation Policy, non-employee directors received a base annual fee of $54,000 for services provided from January 1, 2021 through the date of the Company’s 2021 Annual Meeting of Stockholders. The lead independent director received an additional annual fee of $22,000. Non-employee directors received additional cash compensation for service on various Board Committees. The Chair of the Audit Committee received $16,000 and each other member of the Audit Committee received $8,000. The Chair of the Compensation Committee received $10,000 and each other member of the Compensation Committee received $4,000. Each Chair of the Corporate Governance Committee and the Finance Committee received $8,000 and each other member of those committees received $4,000. All such annual fees were paid in March 2021.

At the Company’s 2016 Annual Meeting of Stockholders, the Company’s stockholders approved the WD-40 Company 2016 Stock Incentive Plan (the “Stock Incentive Plan”) to authorize the issuance of stock-based compensation awards to employees as well as to directors and consultants. For services provided for the period from the date of the Company’s 2020 Annual Meeting of Stockholders to the next annual meeting, the Director Compensation Policy provided for the grant of restricted stock unit (“RSU”) awards having a grant date value of $70,000 to each non-employee director. Each RSU represents the right to receive one share of the Company’s common stock. On December 8,  2020, each non-employee director received a non-elective RSU award covering 268 shares of the Company’s common stock. Additional information regarding the RSU awards is provided in a footnote to the Director Compensation table below.

Each non-employee director was also permitted to elect to receive an RSU award in lieu of all or a portion of his or her base annual fee for service as a director as specified above. The number of shares of the Company’s common stock subject to each such RSU award granted to the non-employee directors equaled the elective portion of his or her base annual fee payable in RSUs divided by the fair market value of the Company’s common stock as of the date of grant.

RSU awards granted to non-employee directors pursuant to the Director Compensation Policy are subject to Award Agreements under the Stock Incentive Plan. All RSU awards granted to non-employee directors are fully vested and are settled in shares of the Company’s common stock upon termination of the director’s service as a director of the Company.

The Company also maintains a Director Contributions Fund from which each incumbent non-employee director has the right, at a specified time each fiscal year, to designate $6,000 in charitable contributions to be made by the Company to properly qualified (under Internal Revenue Code Section 501(c)(3)) charitable organizations.

DIRECTOR COMPENSATION TABLE -  FISCAL YEAR 2021

The following Director Compensation table provides information concerning director compensation earned by each non-employee director for services rendered in fiscal year 2021. Since the annual base fee and fees for service on Committees are payable for services provided to the Company from January 1st of the fiscal year until the next annual meeting of stockholders, such compensation is reported for purposes of the Director Compensation table on a weighted basis. For fiscal year 2021, one third of the reported compensation earned or paid in cash is based on the Director Compensation Policy in effect for calendar year 2020 and two thirds of the reported compensation earned or paid in cash is based on the Director Compensation Policy in effect for calendar year 2021. Amounts earned and reported in the Director Compensation table for Fees Earned or Paid in Cash for the fiscal year for each director are dependent upon the various committees on which each director served as a member or as chair during the fiscal year.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
Daniel T. Carter	$ 76,667	$ 69,744	$ 6,000	$ 152,411
Melissa Claassen	$ 63,333	$ 69,744	$ 6,000	$ 139,077
Eric P. Etchart	$ 66,000	$ 69,744	$ 6,000	$ 141,744
Lara L. Lee	$ 44,000	$ 69,744	$ 6,000	$ 119,744
Trevor I. Mihalik	$ 74,000	$ 69,744	$ 6,000	$ 149,744
Graciela I. Monteagudo	$ 61,500	$ 69,744	$ 6,000	$ 137,244
David B. Pendarvis	$ 64,667	$ 69,744	$ 6,000	$ 140,411
Gregory A. Sandfort	$ 88,667	$ 69,744	$ 6,000	$ 164,411
Anne G. Saunders	$ 68,667	$ 69,744	$ 6,000	$ 144,411

[1]

For services rendered during fiscal year 2021, directors received RSU awards pursuant to elections made in 2019 (not applicable to Mr. Carter and Mses. Lee and Saunders)  and 2020 (not applicable to Mr.  Carter and Mses.  Lee and Monteagudo)  under the Director Compensation Policy with respect to their services as directors in calendar years 2020 and 2021, respectively, in each case in lieu of all or part of their base annual fees for such calendar year (as described in the narrative preceding the Director Compensation table). The value of such elective RSU awards received by Ms. Claassen and Messrs. Etchart, Mihalik, Pendarvis and Sandfort for services rendered during fiscal year 2021 was $53,898. The value of elective RSU awards received by Ms. Saunders for services rendered during fiscal year 2021 was $24,983. Mr.  Carter, and Mses.  Lee and Monteagudo elected to receive all of their base annual fees in cash. The number of shares underlying each director’s RSU award is rounded down to the nearest whole share.

[2]

Amounts included in the Stock Awards column represent the grant date fair value for non-elective RSU awards granted to all non-employee directors pursuant to the Director Compensation Policy. On December 8, 2020, each director received a non-elective RSU award covering 268 shares of the Company’s common stock. Each RSU award granted on December8, 2020 has a grant date fair value equal to the closing price of the Company’s common stock on that date in the amount of $260.24 per share multiplied by the number of shares underlying the RSU award. The number of shares underlying each director’s RSU award is rounded down to the nearest whole share. Outstanding RSUs held by each director as of October 18, 2021 are reported above in footnotes to the table under the heading, Security Ownership of Directors and Executive Officers. The RSUs vest immediately upon grant but are settled in stock only upon termination of service as a director. The RSUs provide for the payment of dividend equivalent compensation in amounts equal to dividends declared and paid on the Company’s common stock.

[3]	Amounts represent charitable contributions to be made by the Company in fiscal year 2021 as designated by non-employee directors pursuant to the Company’s Director Contribution Fund.

EQUITY HOLDING REQUIREMENT FOR DIRECTORS

All RSU awards to non-employee directors, including both non-elective grants and RSU awards granted pursuant to the annual elections of the directors to receive RSUs in lieu of all or part of their base annual fee, provide for immediate vesting but will not be settled in shares of the Company’s common stock until termination of each director’s service as a director. The number of shares to be issued to each non-employee director upon termination of service is disclosed in the footnotes to the table under the heading, Security Ownership of Directors and Executive Officers.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

Stockholders may send communications to the Board of Directors by submitting a letter addressed to: WD-40 Company, Corporate Secretary, 9715 Businesspark Avenue, San Diego, CA 92131.

The Board of Directors has instructed the Corporate Secretary to forward such communications to the Board Chair. The Board of Directors has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, to not forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for consideration by the Board of Directors. The Corporate Secretary may also forward the stockholder communication within the Company to another department to facilitate an appropriate response.

COMMITTEES (membership as of October 18, 2021)

Director	Audit	Compensation	Corporate Governance	Finance
Daniel T. Carter	Chair		✓	✓
Melissa Claassen		✓		✓
Eric P. Etchart			Chair	✓
Lara L. Lee	✓	✓
Trevor I. Mihalik	✓		✓	Chair
Graciela I. Monteagudo	✓			✓
David B. Pendarvis	✓	✓
Gregory A. Sandfort		✓	✓	✓
Anne G. Saunders		Chair	✓
Number of Meetings Held in Fiscal Year 2021	5	4	4	4

CORPORATE GOVERNANCE COMMITTEE

Nomination Policies and Procedures

The Corporate Governance Committee is comprised of Eric P. Etchart (Chair), Daniel T. Carter, Trevor I. Mihalik, Gregory A. Sandfort and Anne G. Saunders. The Corporate Governance Committee also functions as the Company’s nominating committee and is comprised exclusively of independent directors as defined in the Nasdaq Rules. The Corporate Governance Committee met four times during the last fiscal year.

The Corporate Governance Committee acts in conjunction with the Board of Directors to ensure that a regular evaluation is conducted of succession plans, performance, independence, and of the qualifications and integrity of the Board of Directors. The Corporate Governance Committee also reviews the applicable skills and characteristics required of nominees for election as directors. The objective is to balance the composition of the Board of Directors to achieve a combination of individuals of different backgrounds and experiences as describe more fully below. The Board of Directors has not established any specific diversity criteria for the selection of nominees other than the general composition criteria noted below, subject, however, to diversity mandates imposed by the laws of California. The Corporate Governance Committee also oversees an annual process of self-evaluation conducted by each committee of the Board and for the Board as a whole, which includes a board evaluation, individual self-evaluations and peer evaluations.

In determining whether to recommend a director for re-election, the Corporate Governance Committee considers the director’s past attendance at meetings, results of evaluations and the director’s participation in and anticipated future contributions to the Board of Directors. A director who will have reached the age of 72 prior to the date of the next annual meeting of stockholders will be expected to retire from the Board. However, the Board may re-nominate any director for up to three additional years if the Board of Directors makes a specific finding that relevant circumstances warrant continued service.

The Corporate Governance Committee reviews new Board of Director nominees through a series of internal discussions, reviewing available information, and interviewing selected candidates. Generally, candidates for nomination to the Board of Directors have been identified and compiled in a database through director networking resources and professional organizations or suggested by individual directors or employees. The Company does not currently employ a search firm or third party in connection with seeking or evaluating candidates.

The Corporate Governance Committee considers director recruitment and succession planning for the Board at each quarterly meeting. This review entails consideration of various factors that the Committee believes to be relevant to assurance that the Board maintains a level of diversity and experience that is appropriate for its oversight and governance responsibilities consistent with diversity mandates imposed by the laws of California. In addition to age and the tenure of each director on the WD-40 Company Board, the committee considers the extent of each director’s experience in management and as directors on other public company boards, if applicable, including service on committees and as committee or board chairs. In addition to a baseline expectation that directors and director candidates will share WD-40 Company values and have demonstrated an ability to promote and sustain a strong corporate culture, the Board endeavors to assure that the mix of skills among existing directors is appropriate for the evolving business of the Company. The following list of specific skills are presently included among the areas of expertise and experience that the Committee believes will best serve the Company. The list is updated from time to time and each director’s skills in these areas are graded on a scale to assess the level of competence in each area that is available to the Board as a whole. The table below presents those areas in which the Board has determined that individual directors have deep or knowledgeable level of expertise only, and individual directors who are familiar with those areas are not captured on the table. This information will assist the Board in identifying areas of strengths and weaknesses and will guide the Board on formulating the applicable skills and characteristics of future nominees.

Director
Skills and Experience	Daniel T. Carter	Melissa Claaassen	Eric P. Etchart	Lara L. Lee	Trevor I. Mihalik	Graciela I. Monteagudo	David B. Pendarvis	Garry O. Ridge	Gregory A. Sandfort	Anne G. Saunders
Financial	X	X	X	X	X	X	X	X	X
Legal	X						X
Organizational Development	X	X		X	X	X	X	X		X
Compensation Design	X		X	X	X	X	X	X	X	X
Consumer or Retail Market	X	X		X		X		X		X
Business-to-Business Sales and Marketing		X	X	X		X	X	X		X
Digital/Internet/ E-Commerce	X	X		X		X	X	X	X	X
Americas Markets and Cultures	X	X	X		X	X	X	X	X	X
EMEA Markets and Cultures		X	X	X	X	X	X	X		X
Asia-Pacific Markets and Cultures		X	X	X	X	X	X	X		X
IT or Cybersecurity	X	X			X		X
Logistics and Supply Chain Management	X	X					X	X	X	X
Manufacturing		X	X	X				X	X
Innovation		X		X	X	X	X	X	X	X
Mergers and Acquisitions	X	X	X		X	X	X	X	X

The Corporate Governance Committee will consider director candidates recommended by security holders under the same criteria as other candidates described above. Nominations may be submitted by letter addressed to: WD-40 Company Corporate Governance Committee, Corporate Secretary, 9715 Businesspark Avenue, San Diego, California 92131. Nominations by security holders must be submitted in accordance with the requirements of the Company’s Bylaws, including submission of such nominations within the time required for submission of shareholder proposals as set forth below under the heading, Shareholder Proposals.

AUDIT COMMITTEE

Related Party Transactions Review and Oversight

The Audit Committee is comprised of Daniel T. Carter (Chair), Lara L. Lee, Trevor I. Mihalik, Graciela I. Monteagudo and David Pendarvis. Five meetings of the Audit Committee were held during the last fiscal year to review quarterly financial reports, to consider the annual audit and other audit services, to review the audit with the independent registered public accounting firm after its completion and to fulfill other responsibilities provided for in the Audit Committee’s Charter. The Board of Directors has determined that Mr. Carter is an “audit committee financial expert” as defined by regulations adopted by the Securities and Exchange Commission. Mr. Carter and each of the other members of the Audit Committee are independent directors as defined in the Nasdaq Rules. Each member of the Audit Committee also satisfies the requirements for service on the Audit Committee as set forth in Rule 5605(c)(2) of the Nasdaq Rules.

The Audit Committee has responsibility for review and oversight of related party transactions for potential conflicts of interest. Related party transactions include any independent business dealings between the Company and related parties who consist of, or are related to, the Company’s executive officers, directors, director nominees and holders of more than 5% of the Company’s shares. Such transactions include business dealings with parties in which any related party has a material direct or indirect interest. The Audit Committee has adopted a written policy to provide for its review and oversight of related party transactions. Executive officers and directors are required to notify the Secretary of the Company of any proposed or existing related party transactions in which they have an interest. The Secretary and the Audit Committee also rely upon the Company’s disclosure controls and procedures adopted pursuant to Exchange Act rules for the purpose of assuring that matters requiring disclosure, including transactions that may involve a related party or may otherwise involve the potential for conflicts of interests, are brought to the attention of management and the Audit Committee on a timely basis. Certain related party transactions do not require Audit Committee review and approval. Such transactions are considered pre-approved. Pre-approved transactions include:

•	compensation arrangements approved by the Compensation Committee or the Board of Directors and expense reimbursements consistent with the Company’s expense reimbursement policy;
•	transactions in which the related party’s interest is derived solely from the fact that he or she serves as a director of another corporation that is a party to the transaction;
•

transactions in which the related party’s interest is derived solely from his or her ownership (combined with the ownership interests of all other related parties) of not more than a 5% beneficial interest (but excluding any interest as a general partner of a partnership) in an entity that is a party to the transaction; and

•	transactions available to all employees of the Company generally.

If a related party transaction is proposed or if an existing transaction is identified, the Audit Committee has authority to disapprove, approve or ratify the transaction and to impose such restrictions or other limitations on the transaction as the Committee may consider necessary to best assure that the interests of the Company are protected and that the related party involved is not in a position to receive an improper benefit. In making such determination, the Audit Committee considers such factors as it deems appropriate, including without limitation (i) the benefits to the Company of the transaction; (ii) the commercial reasonableness of the terms of the transaction; (iii) the dollar value of the transaction and its materiality to the Company and to the related party; (iv) the nature and extent of the related party’s interest in the transaction; (v) if applicable, the impact of the transaction on a non-employee director’s independence; and (vi) the actual or apparent conflict of interest of the related party participating in the transaction.

During the fiscal year ended August 31, 2021, there were no transactions required to be reported pursuant to the requirements of Item 404(a) of Regulation S-K under the Exchange Act that did not require review and approval by the Audit Committee.

FINANCE COMMITTEE

The Finance Committee is comprised of Trevor I. Mihalik (Chair), Daniel T. Carter, Melissa Claassen, Eric P. Etchart, Graciela I. Monteagudo and Gregory A. Sandfort. Four meetings of the Finance Committee were held during the last fiscal year. The Finance Committee is appointed by the Board for the primary purpose of assisting the Board in overseeing financial matters of importance to the Company, including matters relating to acquisitions, investment policy, capital structure, and dividend policy. The Finance Committee also reviews the Company’s annual and long-term financial strategies and objectives.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Anne G. Saunders (Chair), Melissa Claassen, Lara L. Lee, David B. Pendarvis and Gregory A. Sandfort,  all of whom are independent directors as defined under the Nasdaq Rules. The Compensation Committee met three times during the last fiscal year. During the fiscal year ended August 31, 2021, there were no compensation committee interlock relationships with respect to members of the Board of Directors and the Compensation Committee as described in Item 407(e)(4)(iii) of Regulation S-K promulgated under the Exchange Act.

INSIDER TRADING POLICY - PROHIBITED HEDGING TRANSACTIONS

The Company maintains an insider trading policy, including transaction pre-approval requirements, applicable to its officers and directors required to report changes in beneficial ownership of the Company’s common stock under Section 16 of the Exchange Act as well as certain other employees who have significant management or financial reporting responsibilities and can be expected to have access to material non-public information concerning the Company. The Company’s insider trading policy also requires pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To avoid the potential for abuse, the Company’s policy with respect to such trading plans is that, once adopted, trading plans are not subject to change or cancellation. Any such change or cancellation of an approved trading plan by an executive officer, director or employee covered by the Company’s insider trading policy in violation of the policy will result in the Company’s refusal to approve future trading plan requests for that person.

The insider trading policy also includes a prohibition on certain hedging and transactions involving the potential for abuse. Pursuant to the insider trading policy, covered officers, directors and employees may not engage in the following transactions involving the Company’s publicly traded securities:

•	Short sale transactions
•	Transactions in publicly traded options or derivatives
•	Hedging transactions
•	Pledges or margin account borrowing

ENVIRONMENTAL SOCIAL GOVERNANCE REPORT

WD-40 Company believes that taking an integrated approach to environmental, social and governance (“ESG”) issues enhances the sustainability of our business and protects the long-term interests of our investors. Our Board of Directors has ultimate authority and commitment to the Company’s performance relative to ESG matters.

The Company is committed to preparing for the future and being a responsible corporate citizen for the benefit of customers, end users, investors, tribe members, the environment and the communities in which we live and work.

In fiscal year 2018, the Company established a cross-regional, cross-functional ESG Project Team to formally address environmental, social and governance topics in order to provide recommendations to management. In that year, the ESG Project Team completed a comprehensive analysis documenting the Company’s many activities and guiding structures that fall under the umbrella of ESG topics.

In fiscal year 2019, the ESG Project Team completed an ESG Materiality Assessment to obtain from our various stakeholders their views of what ESG matters were of highest importance. To do so, the ESG Project Team engaged Sustainability Partners, led by Drs. Mary and Brian Nattrass, well-known and respected experts in sustainability programs for businesses, non-profits and governments.

In fiscal year 2020, the ESG Project Team completed a Life Cycle Assessment screening for the Company’s flagship product, WD-40 Multi-Use Product, and prepared for the publication of its inaugural ESG report.

In fiscal year 2021, the Company published its first ESG report which can be found at https://www.wd40company.com/our-company/corporate-responsibility/. This report details the Company’s current state on the full range of ESG topics, as well as our history of pro-actively and positively impacting our environment, our end users and our communities.  The first ESG report also outlines our ESG governance philosophy and ongoing attention to material ESG topics.

Subsequent to the publication of the Company’s inaugural ESG report, the ESG Project Team began to focus on the following initiatives to be completed in our next two-year reporting period:

•	Measuring and reporting the Company’s carbon footprint
o

The Company is expanding the Life Cycle Assessment screening for our primary product, WD-40 Multi-Use Product, which was completed in fiscal year 2020. This expanded Life Cycle Assessment will include a more comprehensive set of data from all of the Company’s commercial regions.

o

The Company is completing a full Organizational Life Cycle Assessment, inclusive of all business operations aside from product fulfillment.  This comprehensive study will enable the Company to measure its carbon footprint globally as of our benchmark year of fiscal year 2019 and identify possible actions that may be taken to make a material difference in our carbon outputs.

•	Improving our understanding of, and performance related to, the circular supply chain
o

The Company is examining the current state of the recycling of aerosol products. This will enable the Company to understand how it may positively increase the use of recycled aerosol product materials.

o	The Company is researching the feasibility of a collaborative, industry-wide effort to create an economically favorable circular supply chain for cans and components of our aerosol products.
•	Developing a sustainability lens for tribe members to use in decision-making
o

The Company is developing a sustainability “lens” through which projects, products, activities, vendors, programs, etc., can be evaluated according to their impact on the Company’s material ESG domains of product, supply chain and social impact.

o	This “lens” will serve as a way of continually bringing ESG matters to the forefront of our tribe’s thinking as we go about conducting business on an ongoing basis.

•	Making our organization more diverse, equitable and inclusive than it is today
o

The Company’s workforce is distributed globally in 14 countries. Therefore, a clear definition of diversity must be established in a way that is measurable and applicable across cultures and countries.

o

Once diversity is appropriately defined, the Company will identify goals and methods to achieve them, and to further improve inclusivity, diversity and equity globally, as applicable to each specific country and region.

The Company expects its next ESG report will be published early in fiscal year 2023, contemporaneously with the filing of its fiscal year 2022 Proxy Statement.

ITEM NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company’s stockholders are being asked to cast an advisory vote to approve the compensation of the Company’s Named Executive Officers (“NEOs”) identified in the Compensation Discussion and Analysis section of this Proxy Statement. This vote is commonly referred to as a “Say-on-Pay” vote.

At the Company’s 2017 Annual Meeting of Stockholders, the Company’s stockholders were asked, by a non-binding advisory vote, to express their preference as to the frequency of future Say-on-Pay votes and the Board of Directors recommended annual Say-on-Pay voting. The Company’s stockholders expressed a preference to have Say-on-Pay votes every year.

The following resolution will be presented for approval by the Company’s stockholders at the 2021 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of WD-40 Company (the “Company”) hereby approve the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section of the Company’s proxy statement for the 2021 Annual Meeting of Stockholders and in the accompanying compensation tables and narrative disclosures.”

The advisory vote to approve executive compensation is a non-binding vote on the compensation of the Company’s NEOs. This Proxy Statement contains a description of the compensation provided to the NEOs as required by Item 402 of Regulation S-K promulgated under the Exchange Act.

Stockholders are encouraged to carefully consider the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion in this Proxy Statement in considering this advisory vote. The Board of Directors believes that the compensation provided to the Company’s NEOs offers a competitive pay package with a proper balance of current and long-term incentives aligned with the interests of the Company’s stockholders.

This is an advisory vote and will not affect compensation previously paid or awarded to the NEOs. While a vote disapproving the NEOs’ executive compensation will not be binding on the Board of Directors or the Compensation Committee, the Compensation Committee will consider the results of the advisory vote in making future executive compensation decisions.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting of Stockholders is required to approve this advisory vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE PROPOSED RESOLUTION FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

WD-40 Company’s Compensation Discussion and Analysis addresses the executive compensation philosophy and the processes and decisions of the Compensation Committee of the Company’s Board of Directors (the “Committee”) with respect to the compensation of the Company’s Named Executive Officers (the “NEOs”). For fiscal year 2021, the Company’s NEOs were:

•	Garry O. Ridge, our Chief Executive Officer and Chairman of the Board (“CEO”);
•	Jay W. Rembolt, our Vice President, Finance, Treasurer and Chief Financial Officer (“CFO”);
•	Steven A. Brass, our President and Chief Operating Officer;
•	William B. Noble, our Managing Director, EMEA; and
•	Patricia Q. Olsem, our Division President, Americas.

EXECUTIVE SUMMARY OF EXECUTIVE COMPENSATION DECISIONS AND RESULTS

The compensation structure for the NEOs is comprised of three elements: base salary, retention-related equity compensation and performance-related cash and equity compensation. Through the application of these elements, a significant portion of NEO realized compensation is directly tied to Company performance measured by increased earnings and total stockholder return (“TSR”).  Performance-based compensation tied to earnings is based on earnings before interest, income taxes, depreciation (in operating departments) and amortization (“EBITDA”), not earnings per share.

Retention-related equity compensation includes restricted stock unit (“RSU”) awards that vest over a period of three years after grant, subject to earlier vesting upon the effective date of retirement under certain conditions. Retention-related equity compensation features are also reflected in our performance-based market share unit (“MSU”) awards that may be earned over a market return-based vesting period of three years, subject to pro-rata vesting at the end of the applicable measurement period in the event of earlier retirement under certain conditions.

Performance-related compensation includes (i) an annual cash payment opportunity that is tied to current fiscal year financial results (“Incentive Compensation”); (ii) MSU awards that are tied to a measure of TSR; and (iii) performance share unit restricted stock awards (“PSU”) awards that are tied to current fiscal year financial results that exceed levels required for maximum payment of that portion of the cash Incentive Compensation opportunity that is tied to global EBITDA.

For purposes of measuring performance based on the Company’s EBITDA, the Company uses EBITDA before deduction of the stock-based compensation expense for vested PSU awards, if any, and excluding other non-operating income and expense amounts (“Adjusted EBITDA”).

The foregoing compensation structure elements are fully described later in this Compensation Discussion and Analysis.

In establishing the framework for overall NEO compensation and in assessing such compensation for each NEO in light of individual and overall Company performance, the Committee considers actual and target levels of compensation with reference to both short-term and long-term performance periods as well as labor market data and peer group executive compensation. The Committee seeks to align individual NEO performance incentives with both short-term and long-term Company objectives. The Committee assesses the effectiveness of the established framework for NEO compensation through a review of each of the principal elements of NEO compensation. The Committee considers measures of Company performance, specifically including regional and global measures based on the Company’s Adjusted EBITDA, and also relative Company performance as compared to an established peer group of companies and a comparable market index. Additionally, the Committee also considers the relative achievement of longer-term strategic objectives as to which each NEO is accountable.  Information regarding NEO strategic objectives is provided in the Executive Officer Compensation Decisions section below under the heading, Base Salary: Process. The Committee believes that a review of NEO compensation and relative company performance over multi-year periods demonstrates the effectiveness of the Company’s established framework for NEO compensation.

THREE YEAR PERFORMANCE-BASED COMPENSATION REVIEW

For fiscal year 2021, the Company’s overall financial performance resulted in a very high level of achievement of performance measure goals for regional and global Adjusted EBITDA under the Company’s Incentive Compensation program (the “Performance Incentive Program”) as described below.  With the exception of regional Adjusted EBITDA for the Americas, which achieved 78% of the maximum for the first level goal for Adjusted EBITDA, the maximum first level goal for Adjusted EBITDA for the EMEA and Asia Pacific regions were achieved and the maximum first and second level goals for global Adjusted EBITDA were achieved.  As a result, for fiscal year 2021, each of the NEOs other than Ms. Olsem earned their maximum Incentive Compensation opportunity and Ms. Olsem earned approximately 89% of her maximum Incentive Compensation opportunity.

For fiscal year 2020, the Company’s overall financial performance resulted in highly variable achievement of performance measure goals for regional Adjusted EBITDA under the Company’s Performance Incentive Program. Depending on local market impacts resulting from efforts to slow the spread of COVID‑19, most local market results for the Company were either quite strong or very poor. Due to this variability, a modest portion of the first level performance measure goal for the Americas region was achieved, a small portion of the first level performance goal for the EMEA region was achieved, and no portion of the first level performance goal for the Asia-Pacific region was achieved. As a result, a small portion of the first level goal for global Adjusted EBITDA was achieved and none of the second level goal for global Adjusted EBITDA was achieved. For fiscal year 2020, each of the NEOs identified for fiscal year 2020 other than Ms. Olsem earned Incentive Compensation equal to approximately 10% of their Incentive Compensation opportunity and Ms. Olsem earned Incentive Compensation equal to approximately 35% of her Incentive Compensation opportunity. Due to the extreme variability of the impacts of the COVID-19 pandemic on the Company’s financial results across local markets and the regions, the Company awarded additional cash compensation to all employees, including the NEOs, who did not receive at least 25% of their Incentive Compensation opportunity. As a result, each of the NEOs other than Ms. Olsem (who received more than 25% of her Incentive Compensation opportunity) received a supplemental cash compensation award for fiscal year 2020 in an amount equal to approximately 15% of their Incentive Compensation opportunity.

For fiscal year 2019, the Company’s overall financial performance resulted in partial achievement of performance measure goals for regional and global Adjusted EBITDA under the Company’s Performance Incentive Program. The maximum first level performance measure goals for the EMEA and Asia-Pacific regions were achieved, but only a modest portion of the first level performance goal for the Americas region was achieved. Due to the strong performance of the EMEA and Asia-Pacific segments and modest achievement of goals for the Americas segment, the maximum first level goal for global Adjusted EBITDA was achieved and approximately 35.6% of the second level for global Adjusted EBITDA was achieved. As a result, for fiscal year 2019, each of the NEOs other than Mr. Brass (whose Incentive Compensation for fiscal year 2019 was based on Adjusted EBITDA results for the Americas) earned Incentive Compensation equal to 68% of their Incentive Compensation opportunity and Mr. Brass earned Incentive Compensation equal to 26% of his Incentive Compensation opportunity for fiscal year 2019.

For the three fiscal years ended August 31, 2021, the TSR for the Company’s shares exceeded, by an absolute percentage point difference, the return for the Russell 2000 Index (the “Index”) by 23.6%. As a result, MSUs awarded to the NEOs in October 2018 provided vested shares of the Company’s common stock to the NEOs, other than Ms. Olsem, at 200% of the target number of award shares. Ms. Olsem earned 150% of the target number of award shares for the MSUs awarded to her in October 2018.

For the three fiscal years ended August 31, 2020, the TSR for the Company’s shares exceeded, by an absolute percentage point difference, the return for the Russell 2000 Index (the “Index”) by 79.2%. As a result, MSUs awarded to the NEOs in October 2017 provided vested shares of the Company’s common stock to the NEOs,  other than Ms. Olsem, at 200% of the target number of award shares. Ms. Olsem earned 150% of the target number of award shares for the MSUs awarded to her in October 2017.

For the three fiscal years ended August 31, 2019, the TSR for the Company’s shares exceeded, by an absolute percentage point difference, the return for the Index by 22.4%. As a result, MSUs awarded to the NEOs in October 2016 provided vested shares of the Company’s common stock to the NEOs, other than Mr. Brass and Ms. Olsem, at 200% of the target number of award shares. Mr. Brass and Ms. Olsem earned 150% of the target number of award shares for the MSUs awarded to each of them in October 2016.

FISCAL YEAR 2021 COMPENSATION DECISIONS

Compensation decisions for fiscal year 2021 were made in October 2020 based on individual and Company performance during fiscal year 2020 and a market survey conducted by the Committee’s compensation consultant. The position relative to the market median of total compensation for each of the NEOs for fiscal year 2021 is based on peer group and survey data which is discussed below under the heading, Overall Reasonableness of Compensation.

The following is a summary of the decisions made by the Committee for NEO compensation for fiscal year 2021:

•

For fiscal year 2021, base salaries were not increased for any of the NEOs due to the continuing uncertainty for the global economy, labor markets, and the Company’s business attributable to the COVID-19 pandemic.

•

Annual Incentive Compensation is awarded to the NEOs under the Company’s Performance Incentive Compensation Plan as described below under the heading Performance Incentive Program. For purposes of the Performance Incentive Program, goals for regional and global Adjusted EBITDA were established at the beginning of the fiscal year. The Company’s performance as measured against these goals is described in detail below.

•

In October 2020, the NEOs received annual RSU awards providing for the issuance of a total of 8,191 shares of the Company’s common stock to be earned by continued employment by the Company over a vesting period of three years, subject to earlier vesting upon the effective date of retirement under certain conditions. These awards serve a retention purpose together with an incentive to maximize long term stockholder value through share price appreciation.

•

In October 2020, the NEOs received MSU awards subject to performance vesting covering a target number of shares of the Company’s common stock equal to 8,191 shares. If the Company’s TSR over the three-year vesting period matches the median return for the Index, the target number of shares of the Company’s common stock would be issued to the NEOs.  The actual number of shares to be issued to the NEOs will be from 0% to 200% of the target number of shares depending upon the Company’s TSR as compared to the return for the Index.

•

In October 2020, the NEOs received PSU awards that provided an opportunity to receive up to an aggregate maximum of 7,440 restricted shares of the Company’s common stock upon vesting.  The PSU awards provided for vesting as of the end of fiscal year 2021 if the Company were to achieve a level of global Adjusted EBITDA for the fiscal year in excess of the maximum goal for global Adjusted EBITDA established for the Performance Incentive Program.  The Company’s global EBITDA for fiscal year 2021 exceeded the maximum goal for global EBITDA established for the Performance Incentive Program and the PSU awards vested at 100% of the maximum number of shares that each NEO was eligible to earn.

•

RSU, MSU and PSU award amounts for fiscal year 2021 varied among the NEOs based on labor market compensation practices specific to the region of employment, relative achievement of individual performance measures and goals established for each NEO, as well as Company performance for fiscal year 2020 in areas over which each NEO had direct influence.

•

The Company’s stockholders have provided advisory votes to approve executive compensation required by Section 14A of the Exchange Act (the “Say-on-Pay” votes) at the Company’s annual meeting of stockholders for fiscal years 2018, 2019 and 2020. In each instance, at least 95% of the votes cast in the Say-on-Pay votes approved the compensation of the NEOs as disclosed in the Compensation Discussion and Analysis section of the Company’s Proxy Statements for those fiscal years and in the accompanying compensation tables and narrative disclosures. The Committee has considered the results of these advisory Say-on-Pay votes in its decision-making for executive compensation of the NEOs and has concluded that no significant changes in executive compensation decisions and policies are warranted.

GOVERNANCE OF EXECUTIVE OFFICER COMPENSATION PROGRAM

The purpose of the Committee is to establish and administer the compensation arrangements for our CEO and the other executive officers of the Company, including the other NEOs, on behalf of the Board of Directors. The Committee is responsible for developing the Company’s overall executive compensation strategy, with support from management and the Committee’s independent compensation consulting firm. For fiscal year 2021 compensation decisions, the Committee’s compensation consulting firm was ClearBridge Compensation Group, LLC. The Committee also has responsibilities in connection with administration of the Company’s equity compensation plans.

The Committee operates pursuant to a Charter that outlines its responsibilities, including the Committee’s responsibilities with respect to performance reviews and approval of annual compensation arrangements for the Company’s executive officers. A copy of the Compensation Committee Charter can be found on WD-40 Company’s website at http://investor.wd40company.com within the “Corporate Governance” section.

PROCESS FOR EVALUATING EXECUTIVE OFFICER PERFORMANCE AND COMPENSATION

In accordance with its Charter, the Committee works with the Company’s Human Resources function in carrying out its responsibilities. The Vice President of Global Organization Development is management’s liaison with the Committee. The Committee’s independent compensation consulting firm provides advice and information relating to executive compensation. For fiscal year 2021, the compensation consulting firm assisted the Committee in the evaluation of executive base salary, Incentive Compensation opportunities, equity incentive design and award levels, and the specific pay recommendation for our CEO.  The Committee’s compensation consulting firm reports directly to the Committee and provides no additional services for management.

EXECUTIVE COMPENSATION PHILOSOPHY AND FRAMEWORK

COMPENSATION OBJECTIVES

The Company’s executive compensation program is designed to achieve five primary objectives:

1.Attract, motivate, reward and retain high performing executives;

2.Align the interests and compensation of executives with the value created for stockholders;

3.Create a sense of motivation among executives to achieve both short- and long-term Company objectives;

4.Create a direct, meaningful link between business and team performance and individual accomplishment and rewards; and

5.Ensure our compensation programs are appropriately competitive in the relevant labor markets.

TARGET PAY POSITION/MIX OF PAY

The Company’s compensation program consists primarily of base salary, annual cash incentives, and long-term oriented equity awards. Each of these components is discussed in greater detail in the Executive Officer Compensation Decisions section below. The Committee has established a target for executive officer total compensation (defined as base salary, plus target Incentive Compensation, plus the value of RSU and MSU equity awards) at the median market level of compensation for each position (details on the use of peer group and survey data to establish the median market level are provided below). Actual pay may vary, based on Company and/or individual performance, length of time within the position, and anticipated contribution. The Committee does not adhere to specific guidelines regarding the percentage of total compensation that should be represented by each compensation component but monitors market competitiveness. A review of total compensation for each NEO relative to the target market percentile is provided in the Executive Officer Compensation Decisions section below under the heading, Overall Reasonableness of Compensation.

The mix of pay for executive officers is intended to provide significant incentives to drive overall company performance and increased stockholder value. The mix of pay consists of Salary and All Other Compensation amounts as reported in the Summary Compensation Table below,  maximum possible values for Stock Awards (RSUs, MSUs and PSUs) as reported in the table in footnote 1 to the Summary Compensation Table,  and maximum possible Non-Equity Incentive Plan Compensation (Incentive Compensation) amounts as reported in the Grants of Plan-Based Awards table below.  The sum total of these maximum possible compensation amounts for each NEO is referred to as the NEO’s “Total Compensation Opportunity.” For purposes of the charts below, the Total Compensation Opportunity for the CEO, and for all other NEOs in the aggregate, has been divided among elements of compensation that are considered at risk (MSUs, tied to longer term relative stockholder return, and PSUs and Incentive Compensation, tied to current fiscal year financial performance), and those elements that are not performance-based and not considered at risk (Salary, All Other Compensation and RSUs). Approximately 70% of the CEO’s Total Compensation Opportunity for fiscal year 2021 was at risk while approximately 61%, in the aggregate, of the Total Compensation Opportunity for fiscal year 2021 for all of the other NEOs was at risk. As reported in more detail below, for fiscal year 2021,  each of the NEOs other than Ms. Olsem earned 100%  of their maximum Incentive Compensation amounts,  and Ms. Olsem earned approximately 89% of her maximum Incentive Compensation amount, each NEO earned the maximum value of their MSU awards (for the MSU awards granted in October 2018), and each NEO earned the maximum value of their fiscal year 2021 PSU awards.

COMPENSATION BENCHMARKING

For purposes of its fiscal year 2021 compensation decisions, the Committee examined the executive compensation practices of a peer group of fourteen companies to assess the competitiveness of the Company’s executive compensation. Peer group companies were selected from a list of U.S. headquartered companies having revenues and earnings reasonably comparable to the Company and doing business in the specialty chemical industry or within specific consumer products categories. As compared to the prior year peer group list of companies, the list for fiscal year 2021 omitted two companies that were no longer publicly traded, Cambrex Corporation and Innophos Holdings, Inc., and one company, Flotek Industries Inc., that was no longer considered reasonably comparable to the Company. In addition to the peer group data, the Committee considered general industry company survey data provided by Korn Ferry Hay Group, a global management consulting firm. These data sources are applied by the Committee to establish the market median level of compensation for each executive officer position. The companies used in the peer group analysis for fiscal year 2021 compensation decisions were as follows:

•	American Vanguard Corporation	•	Landec Corporation
•	Balchem Corporation	•	Prestige Healthcare, Inc
•	Chase Corporation	•	Quaker Chemical Corporation
•	Dorman Products	•	Rayonier Advanced Materials, Inc.
•	Hawkins, Inc.	•	Sensient Technologies Corporation
•	Ingevity Corporation	•	Stoneridge Inc.
•	Innospec Inc.	•	USANA Health Sciences, Inc.

EXECUTIVE OFFICER COMPENSATION DECISIONS FOR FISCAL YEAR 2021

BASE SALARY: PROCESS

Base salaries for all executive officers, including the NEOs, are approved by the Committee effective for the beginning of each fiscal year. In setting base salaries, the Committee normally considers the salary range prepared by its compensation advisor based on each NEO’s job responsibilities and the market 50th percentile target pay position. Salary adjustments, if any, are based on factors such as individual performance, position, current pay relative to the market, future anticipated contribution and the Company-wide merit increase budget. Assessment of individual performance follows a rigorous evaluation process, including self-evaluation and the establishment of annual goals for each executive officer and an assessment of the achievement thereof. Individual performance elements considered in this process included individual and Company performance goals and achievements in such areas as growth, leadership, earnings and governance for Mr. Ridge; governance and risk, compliance, forecasting and financial reporting for Mr. Rembolt; growth, leadership, innovation, brand development, earnings and customer relations for Mr. Brass; and business unit performance, teamwork, execution and growth for Mr. Noble and Ms. Olsem.

BASE SALARY: FISCAL YEAR 2021

In October 2020, no base salary increases for executive officers for fiscal year 2021 were approved due the continuing uncertainty for the global economy, labor markets, and the Company’s business attributable to the COVID-19 pandemic.

PERFORMANCE INCENTIVE PROGRAM

The Company uses its Performance Incentive Program to tie executive officer compensation to the Company’s financial performance. All Company employees participate in the same Performance Incentive Program as described below. The Performance Incentive Program is offered to the executive officers pursuant to the WD-40 Company Performance Incentive Compensation Plan most recently approved by the stockholders at the Company’s 2017 Annual Meeting of Stockholders.

The Performance Incentive Program provides direct incentives to all Company employees, including executive officers, to affect regional financial performance and, for the Company as a whole, to promote sales at increasing levels of profitability. Specific performance measures tied to regional financial results are used in the Performance Incentive Program formulas as applied to each employee according to his or her particular area of responsibility.

For the NEOs, Incentive Compensation opportunity awards for fiscal year 2021 were based on pre-established goals for the following corporate performance measures: (i) the Company’s Adjusted EBITDA computed for each of the Company’s relevant financial reporting segments (“Regional EBITDA”); and (ii) Adjusted EBITDA computed on a consolidated basis (“Global EBITDA”). The calculations of attainment of these performance measures for the NEOs are substantially the same as the calculations for all other employees for whom such performance measures were applicable.

For purposes of computing the actual financial results to be measured against the goals established for the Regional EBITDA and Global EBITDA performance measures, the Company may exclude certain expenditures as approved by the Committee. For fiscal year 2021, the Committee approved the exclusion of certain expenses in the amount of approximately $2,500,000 associated with the Company’s continuing infrastructure investment in enterprise resource planning software.

The Company’s Incentive Compensation Program, as applied to all of its employees, is designed with the intent to fund the Incentive Compensation payout to all employees, including the NEOs, from increased earnings over the prior fiscal year.  If the Company does not realize an increase in Global EBITDA over the prior year, it is possible that Mr. Noble and/or Ms. Olsem will earn some Incentive Compensation because the performance measure for a portion of the Incentive Compensation opportunity payable to them is based on Regional EBITDA.

Depending upon actual performance results, the Incentive Compensation opportunities for fiscal year 2021 range from 0% up to 200% of base salary for Mr. Ridge, from 0% up to 100% of base salary for Mr. Rembolt, from 0% up to 160% of base salary for Mr. Brass,  and from 0% up to 110% of base salary for Mr. Noble and Ms. Olsem.

The maximum Incentive Compensation potential for employees under the Performance Incentive Program is referred to herein as the employee’s “Annual Opportunity.” For each of the NEOs, the Performance Incentive Program for fiscal year 2021 provided two performance measure levels (“Levels A and C”) for determination of earned Incentive Compensation; each level represented 50% of the Annual Opportunity. The Performance Incentive Program is consistently applied for all employees of the Company except that there are three performance measure levels (“Levels A, B and C”) for all employees other than the NEOs and certain other executive officers and management employees. The maximum Incentive Compensation payout for Mr. Noble and Ms. Olsem required achievement of specified segment goals for Regional EBITDA (Level A) and Company performance that equaled the maximum goal amount for Global EBITDA as described below (Level C). For Messrs. Ridge, Rembolt and Brass (each of whom has global rather than regional responsibilities), the maximum Incentive Compensation payouts required achievement of specified goals for Global EBITDA for each of Levels A and C.

Only two of the three performance measure goals are applied for the NEOs and certain other executive officers and management employees for purposes of calculating earned Incentive Compensation in order to provide an increased incentive to those employees to achieve the maximum level of Global EBITDA results for the benefit of stockholders.  Level B performance measure goals for other employees are more directed to achievement of goals tied to areas over which they have more direct influence. For such other employees, Level A represented 50% of the Annual Opportunity, Level B represented 30% of the Annual Opportunity and Level C represented 20% of the Annual Opportunity.

Target and maximum payout amounts for each of the NEOs for the fiscal year 2021 Performance Incentive Program are disclosed below in the table under the heading, Grants of Plan-Based Awards - Fiscal Year 2021.

The following table sets forth the fiscal year 2021 Performance Incentive Program payout weightings and the minimum and maximum goals for the performance measures applicable to each of the NEOs.  The minimum and maximum Level A goals for Regional and Global EBITDA were based on earnings before deduction of any Incentive Compensation amounts.  The minimum and maximum Level C goals for Global EBITDA were based on earnings after deduction of an estimate of the maximum possible Incentive Compensation amounts for Levels A and B, but before deduction of Incentive Compensation amounts for Level C.

Level	Performance Measure	Garry O. Ridge Jay W. Rembolt Steven A. Brass	William B. Noble	Patricia Q. Olsem	Minimum Goal FY 2021 ($ thousands)	Maximum Goal FY 2021 ($ thousands)
A	Regional EBITDA (Americas)	N/A	N/A	50%	$ 58,346	$ 62,607
A	Regional EBITDA (EMEA)[1]	N/A	50%	N/A	$ 34,022	$ 38,105
A	Global EBITDA	50%	N/A	N/A	$ 83,526	$ 97,452
C	Global EBITDA	50%	50%	50%	$ 87,702	$ 95,405

[1]	EMEA figures have been converted from Great Britain pounds sterling (“GBP”) at an average annual exchange rate for fiscal year 2021 of $1.3632 per GBP.

The following table sets forth the actual fiscal year 2021 performance results and percentage achievement for each of the performance measures under the Performance Incentive Program formulas applicable to the NEOs. Actual earnings results for measurement against the Regional and Global EBITDA goals were adjusted to exclude (a) Incentive Compensation amounts consistent with the manner in which the minimum and maximum performance measure goals are determined as described with reference to the table above and (b) certain Company expenditures as approved by the Committee, as described above.

Level	Performance Measure	Actual FY 2021 ($ thousands)	% Achievement
A	Regional EBITDA (Americas)	$ 61,670	78.0%
A	Regional EBITDA (EMEA)[1]	$ 63,338	100.0%
A	Global EBITDA	$ 117,362	100.0%
C	Global EBITDA	$ 105,932	100.0%

[1]	EMEA figures have been converted from GBP at an average annual exchange rate for fiscal year 2021 of $1.3632 per GBP.

Achievement of the maximum goals for Regional EBITDA and Global EBITDA is intended to be attainable through the concerted efforts of all management teams working in their own regions and areas of responsibility and for the Company as a whole.

Based on the Company’s fiscal year 2021 performance and the Committee’s certification of the relative attainment of each of the performance measures under the Performance Incentive Program, the payouts for our executive officers, including the NEOs, were calculated. On October12, 2021, the Committee approved payment of the following Incentive Compensation amounts to the NEOs for fiscal year 2021 performance:

Executive Officer	Title	FY 2021 Annual Opportunity (As % of Base Salary)	FY 2021 Incentive Compensation Paid ($)	FY 2021 Actual Incentive Compensation (As % of Opportunity)
Garry O. Ridge	Chief Executive Officer and Chairman of the Board	200%	$ 1,350,480	100%
Jay W. Rembolt	Vice President, Finance, Treasurer	100%	$ 327,011	100%
	and Chief Financial Officer
Steven A. Brass	President and Chief Operating Officer	160%	$ 714,275	100%
William B. Noble[1]	Managing Director, EMEA	110%	$ 360,535	100%
Patricia Q. Olsem	Division President, Americas	110%	$ 294,072	89%

[1]	EMEA figures have been converted from GBP at an average annual exchange rate for fiscal year 2021 of $1.3632 per GBP.

As an example of the operation of the Performance Incentive Program, Ms. Olsem’s Incentive Compensation payout for fiscal year 2021 was computed as follows:

•	Incentive Compensation Annual Opportunity = 110% X Eligible Earnings ($300,375) = $330,412.
•	Level A (Regional EBITDA) = 50% of Annual Opportunity = $165,206.

—  Level A Incentive Compensation = Level A Achievement (78%) X Level A Annual Opportunity = $128,866.

•	Level C (Global EBITDA) = 50% of Annual Opportunity = $165,206.

—  Level C Incentive Compensation = Level C Achievement (100%) X Level C Annual Opportunity = $165,206.

Ms. Olsem’s aggregate Incentive Compensation payout was the sum of the payouts under Levels A and C of the Performance Incentive Program, or $294,072.

Equity Compensation

Equity compensation is a critical component of the Company’s efforts to attract and retain executives and key employees, encourage employee ownership in the Company, link pay with performance and align the interests of executive officers with those of stockholders. To provide appropriately directed incentives to our executive officers, the Committee has provided awards of time-vesting restricted stock unit (“RSU”) awards as well as performance-vesting market share unit (“MSU”) awards and performance share unit restricted stock (“PSU”) awards. Equity awards for fiscal year 2021 were granted to the NEOs pursuant to the Company’s 2016 Stock Incentive Plan (the “Stock Incentive Plan”) approved by the stockholders at the 2016 Annual Meeting of Stockholders.

The Company’s MSU awards are tied to a measure of total stockholder return (“TSR”) that is determined by reference to a change in the value of the Company’s common stock with reinvestment of dividends. In October 2020, the Committee granted primary equity allocations of RSU and MSU awards for fiscal year 2021. The authorized awards were divided equally between the two types of awards for each NEO. MSU awards provide for vesting after a three-year performance vesting period based on a comparison of the Company’s TSR against the Russell 2000 Index (the “Index”) as described in more detail below. In addition to the RSU and MSU awards, the NEOs were also granted PSU awards in October 2020. As compared to the retention and long-term performance-based attributes of the RSU and MSU awards, the PSU awards provide a near-term incentive reward for achieving Global EBITDA results for the fiscal year in excess of the amount of Global EBITDA required for maximum payout of Incentive Compensation under Level C of the Performance Incentive Program as described above.  PSU awards provide for vesting at the end of the fiscal year for which they are granted. All RSU, MSU and PSU awards are subject to terms and conditions set forth in an applicable award agreement (the “Award Agreement”).

The principal attributes and benefits of the RSU, MSU and PSU awards for executive officers are as follows:

•	RSU awards provide for vesting in relatively equal portions over a period of three years from the grant date, subject to earlier vesting upon the effective date of retirement under certain conditions.
•

MSU awards provide for performance-based vesting tied to the Company’s TSR over a performance measurement period of three fiscal years beginning with the fiscal year in which the awards are granted and ending on August 31st of the third year.

•

PSU awards provide for performance-based vesting tied to the Company’s Global EBITDA achievement for the fiscal year in which the awards are granted in excess of the maximum goal for Global EBITDA under Level C of the Company’s Performance Incentive Program.

•	RSU and MSU awards provide for the issuance of shares of the Company’s common stock upon vesting.
•

Vested PSU awards provide for the issuance of restricted shares of the Company’s common stock upon vesting.  Shares issued following the vesting of PSU awards are restricted and may not be sold until following termination of employment.

•

A mix of RSU, MSU and PSU awards is appropriate as compared to RSU awards alone or other equity awards, such as stock options, for the following reasons: (i) MSU awards granted annually provide a more direct performance-based incentive aligned directly with longer term stockholder interests; (ii) RSU awards have a greater perceived value to recipients than stock options; (iii) PSU awards offer a reward for exceeding the highest goal for near-term financial results for the Company;  (iv) RSU, MSU and PSU awards have a  less dilutive impact on a share count basis than stock options; and (v) the issuance of shares of the Company’s common stock upon vesting of RSUs and MSUs, and the issuance of restricted shares following vesting of PSU awards encourages long-term stock ownership, promotes retention objectives and facilitates the achievement of the Company’s stock ownership guidelines (as described below in the Other Compensation Policies section, under the heading, Executive Officer Stock Ownership Guidelines).

The Board recognizes the potentially dilutive impact of equity awards. The Company’s equity award practices are designed to balance the impact of dilution and the Company’s need to remain competitive by recruiting, retaining, and providing incentives for high-performing employees.

Restricted Stock Unit Awards

RSU awards provide for the issuance of shares of the Company’s common stock to the award recipient upon vesting provided that the recipient remains employed with the Company through each vesting date except for termination of employment due to death or disability or as noted below with respect to vesting upon retirement. Shares of the Company’s common stock equal to the portion of the RSU award that has vested are issued promptly upon the vesting date. RSU awards provide for vesting over a period of three years from the grant date. 34% of the RSU award will vest on the first vesting date and 33% of the RSU award will vest on each of the second and third vesting dates. The vesting date each year is the third business day following the Company’s public release of its annual earnings for the preceding fiscal year, but not later than November 15 of the vesting year.

RSU Award Agreements provide that, for RSU award recipients who retire from the Company after reaching age 65, or for RSU award recipients who retire from the Company after reaching age 55 and have been employed by the Company for at least 10 years, all RSUs will be vested upon the effective date of retirement.

Shares for RSU awards that vest due to death, disability or retirement will be issued within 30 days after the effective date of termination of employment, except for specified employees, including the Company’s executive officers, whose RSU shares will be issued 6 months after the effective date of retirement or termination of employment due to disability.

Payment of required withholding taxes due with respect to the vesting of the RSU awards, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of shares to the recipient for a vested RSU award after withholding shares having a value as of the vesting date, or as of the date of issuance in the case of the issuance of RSU shares following retirement, equal to the required tax withholding obligation.

Market Share Unit Awards

MSU awards provide for performance-based vesting over a performance measurement period of three fiscal years commencing with the fiscal year in which the MSU awards are granted (the “Measurement Period”). Except as noted below with respect to vesting upon death, disability or retirement, the recipient must remain employed with the Company for vesting purposes until the date on which the Committee certifies achievement of the requisite performance provided for in the MSU Award Agreement. A number of shares of the Company’s common stock equal to an “Applicable Percentage” of the “Target Number” of shares covered by the MSU awards to the NEOs will be issued as of the “Settlement Date.”  The Applicable Percentage is determined by reference to the performance vesting provisions of the MSU Award Agreements as described below. The Settlement Date for an MSU award is the third business day following the Company’s public release of its annual earnings for the third fiscal year of the Measurement Period.

MSU Award Agreements provide for monthly pro-rata vesting of MSUs as of the end of the Measurement Period in the event of the earlier termination of the award recipient’s employment due to death, disability, or retirement after reaching age 65, or retirement after reaching age 55 with at least 10 years of employment with the Company. For purposes of calculating the number of MSUs vested and the corresponding number of shares to be issued as of the Settlement Date, the Target Number of shares covered by the MSU awards will be adjusted according to the pro-rata portion of the Measurement Period that has elapsed as of the effective date of termination of employment. The Committee may also exercise its discretion to provide for monthly pro-rata vesting of MSUs awarded to a recipient who resigns or is terminated by the Company for reasons other than good cause.

Payment of required withholding taxes due with respect to the settlement of an MSU award, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of shares to the recipient for a vested MSU award after withholding shares having a value as of the Settlement Date equal to the required tax withholding obligation.

The performance vesting provisions of MSU awards are based on relative TSR for the Company over the Measurement Period as compared to the total return (“Return”) for the Index as reported for total return (with dividends reinvested), as published by Russell Investments. For purposes of computing the relative TSR for the Company as compared to the Return for the Index, dividends paid with respect to the Shares will be treated as having been reinvested as of the ex-dividend date for each declared dividend.

The Applicable Percentage of the Target Number of shares will be determined for each of the NEOs based on the absolute percentage point difference between the TSR for the Company as compared to the Return for the Index (the “Relative TSR”) as set forth in the table below:

Relative TSR
(absolute percentage point difference)	Applicable Percentage
> 20%	200%*
20%	200%*
15%	175%*
10%	150%
5%	125%
Equal	100%
-5%	75%
-10%	50%
>-10%	0%

*  The MSU award granted to Ms. Olsem in October 2018 provides for a maximum Applicable Percentage of the Target Number of shares of 150% if the Relative TSR is 10% or greater. Otherwise, the Applicable Percentage for the MSU awards granted to Ms. Olsem in October 2019 and October 2020 will be calculated in the same manner as for the other NEOs.

The Applicable Percentage will be determined on a straight-line sliding scale from the minimum 50% Applicable Percentage achievement level to the maximum 200% Applicable Percentage achievement level (150% for Ms. Olsem for the MSU award granted in October 2018). For purposes of determining the TSR for the Company and the Return for the Index, the beginning and ending values for each measure will be determined on an average basis over a period of all market trading days within the ninety (90) calendar days prior to the beginning of the fiscal year for the beginning of the Measurement Period and over a period of all market trading days within the ninety (90) calendar days prior to the end of the third fiscal year of the Measurement Period. For purposes of determining relative achievement, actual results are to be rounded to the nearest tenth of one percent and rounded up from the midpoint. The number of MSU Shares to be issued on the Settlement Date is to be rounded to the nearest whole share and rounded upward from the midpoint.

In the event of a Change in Control (as defined in the Stock Incentive Plan), the Measurement Period will end as of the effective date of the Change in Control and the ending values for calculating the TSR for the Company and the Return for the Index will be determined based on the closing price of the Company’s common stock and the value of the Index, respectively, immediately prior to the effective date of the Change in Control. The Applicable Percentage will be applied to a proportionate amount of the Target Number of MSUs based on the portion of the Measurement Period elapsed as of the effective date of the Change in Control. The recipient NEO will receive RSUs for the portion of the Target Number of MSUs to which the Applicable Percentage is not applied. Those RSUs will time vest, subject to rights under the NEO’s Change of Control Severance Agreement, as of the Settlement Date.

Performance Share Unit Restricted Stock Awards

PSU awards provide for performance-based vesting over a performance measurement period of the fiscal year in which the PSU awards are granted (the “Measurement Year”). The PSU awards provide for vesting of a number of PSUs equal to an “Applicable Percentage” of the “Maximum Number” of PSUs awarded to the NEOs as of the conclusion of the Measurement Year. The Applicable Percentage is determined by reference to the performance vesting provisions of the PSU Award Agreement as described below. A number of restricted shares of the Company’s common stock equal to the number of vested PSUs will be issued as of the “Settlement Date.” The restricted shares issued upon vesting of the PSUs will be subject to a restrictive endorsement and may not be sold until following termination of employment. The Settlement Date for vested PSU awards is the third business day following the Company’s public release of its annual earnings for the Measurement Year.

PSU Award Agreements provide for monthly pro-rata vesting of PSUs as of the end of the Measurement Year in the event of the earlier termination of the award recipient’s employment due to death, disability, or retirement after reaching age 65, or retirement after reaching age 55 with at least 10 years of employment with the Company. For purposes of calculating the number of shares to be issued upon vesting of the PSUs, the Maximum Number of shares covered by the PSU awards will be adjusted according to the pro-rata portion of the Measurement Year that has elapsed as of the effective date of termination of employment.

Payment of required withholding taxes due with respect to the settlement of a vested PSU award, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of shares to the recipient for a vested PSU award after withholding shares having a value as of the Settlement Date equal to the required tax withholding obligation.

The performance vesting provisions of the PSUs are based on relative achievement within an established performance measure range of the Company’s EBITDA (before deduction of the stock-based compensation expense for the vested PSUs and excluding other non-operating income and expense amounts  (“Adjusted Global EBITDA”) for the Measurement Year.

For fiscal year 2021, the performance vesting provisions for the PSUs were established as set forth in the table below:

Adjusted Global EBITDA[1]	Applicable Percentage
> $95,179,000	100%
$95,179,000	100%
$90,457,000	5%
< $90,457,000	0%
$90,208,000 *	0%
* Implied zero percentage achievement level.

[1]	The calculation of Adjusted Global EBITDA for purposes of the performance vesting provisions of the PSUs accounts for full payment of all Incentive Compensation earned for the fiscal year.

The Applicable Percentage will be determined on a straight-line sliding scale from the implied zero percentage achievement level to the maximum 100% Applicable Percentage achievement level, but the Applicable Percentage shall not be less than 5%. For purposes of determining the Applicable Percentage, the calculated percentage is to be rounded to the nearest tenth of one percent and rounded upward from the midpoint. The number of vested PSUs is to be rounded to the nearest whole unit and rounded upward from the midpoint.

EQUITY AWARDS – FISCAL YEAR 2021

For fiscal year 2021, equity awards to our executive officers were granted to satisfy goals for executive officer retention, to provide incentives for current and future performance, and to meet objectives for overall levels of compensation and pay mix. RSU, MSU and PSU awards were granted to the NEOs by the Committee in October 2020. All of the equity awards are set forth below in the table under the heading, Grants of Plan-Based Awards - Fiscal Year 2021. In establishing award levels for the NEOs for fiscal year 2021, the Committee placed emphasis on long-term retention goals and desired incentives for current and future contributions. The RSU and MSU awards to our CEO were, consistent with past practice, larger than the awards to the other NEOs in recognition of his higher level of responsibility for overall Company performance and based upon market data that supports a higher level of equity compensation for our CEO. The specific RSU award amounts and Target Number of shares covered by MSU awards were determined for each NEO based on an assessment of the NEO’s achievement of individual performance goals as well as Company performance for fiscal year 2020 in areas over which the NEO had particular influence. The PSU award amounts were established by reference to each NEO’s Incentive Compensation opportunity amount based on fiscal year 2020 base salary amounts and fiscal year 2021 maximum percentage opportunity for Incentive Compensation – the share equivalent value of the PSUs awarded to each NEO as of the date of grant equals 50% of the NEO’s maximum Incentive Compensation opportunity amount.

Market Share Unit Award Vesting for Three Fiscal Year Performance Achievement

On October 12,  2021, the Committee certified achievement of the performance measure applicable to MSU awards granted to the NEOs in October 2018. The Committee certified the Company’s relative TSR as compared to the Return for the Index for the performance Measurement Period ended August 31, 2021 for purposes of calculating the vested number of shares of the Company’s common stock for those MSU awards.  The relative TSR as compared to the Return for the Index (as an absolute percentage point difference) over the three fiscal year Measurement Period ending August 31, 2021 was 23.6%. As a result, based on the table above in the description of the MSU awards, the Applicable Percentage of the Target Number of shares underlying the MSU awards granted in October 2018 was 200%  for each of the NEOs other than Ms. Olsem, and 150%  for Ms. Olsem.

The following table sets forth the Target Number and vested number of shares underlying the MSU awards granted to each NEO in October 2018:

Executive Officer	Target Number	Vested Shares
Garry O. Ridge	3,994	7,988
Jay W. Rembolt	845	1,690
Steven A. Brass	614	1,228
William B. Noble	460	920
Patricia Q. Olsem	335	503

Performance Share Unit Restricted Stock Award Vesting for Fiscal Year 2021 Performance Achievement

On October 12, 2021, the Committee certified achievement of the performance measure applicable to PSU awards granted to the NEOs in October 2020.  The Committee certified the calculation of the Company’s Adjusted Global EBITDA (as described above in the description of the PSU awards) in the amount of $100,745,000.  As a result, based on the table above in the description of the PSU awards, the Applicable Percentage of the Maximum Number of shares underlying the PSU awards granted in October 2020 was 100%.

The following table sets forth the Maximum Number of shares underlying the PSU awards granted to each NEO and the number of vested PSU restricted shares each NEO has received.

Executive Officer	Maximum Number	Vested PSUs
Garry O. Ridge	3,372	3,372
Jay W. Rembolt	816	816
Steven A. Brass	1,783	1,783
William B. Noble	835	835
Patricia Q. Olsem	825	825

BENEFITS AND PERQUISITES

As is the case with most Company employees, the NEOs are provided with standard health and welfare benefits, and the opportunity to participate in the WD-40 Company Profit Sharing/401(k) Plan (the “Plan”). The Plan serves to provide our executive officers, including the eligible NEOs, with tax-advantaged retirement savings as an additional component of overall compensation. Employees have the right to invest the Company’s contributions to the Plan in shares of the Company’s common stock as an alternative to other investment choices available under the Plan.

The Company maintains individual Supplemental Death Benefit Plan agreements for both Mr. Ridge and Mr. Rembolt. The Company’s Supplemental Death Benefit Plan agreement obligations are funded by life insurance policies owned by the Company.

The Company also provides leased vehicles or a vehicle allowance to its executive officers and private health insurance for Mr. Noble in excess of coverage available to other Company employees in the United Kingdom. The costs associated with the perquisites and other personal benefits provided to the NEOs are included in the Summary Compensation Table below and they are separately identified for fiscal year 2021 in the footnote disclosure of such perquisites and other personal benefits included with the Summary Compensation Table.

The Committee considers the cost of the foregoing health and welfare benefits and perquisites in connection with its approval of the total compensation for each of our NEOs. All such costs are considered appropriate in support of the Committee’s objective of attracting and retaining high quality executive officers because they are common forms of compensation for senior executives and are expected by such executives when they consider competing compensation packages.

POST-EMPLOYMENT OBLIGATIONS

The Company has change of control severance agreements with each of the NEOs. The specific terms of the agreements are described in detail below under the heading, Change of Control Severance Agreements. In establishing the terms and conditions for the change of control severance agreements consideration was given to possible inclusion of severance compensation to be paid to the executive officers in the event of their termination of employment without cause (or for good reason) without regard to the existence of a change of control of the Company. No such provisions were included and severance compensation is payable only following a termination of employment without “cause” or for “good reason” within two years following a “change of control” of the Company (as the quoted terms are defined in the severance agreements).

The Committee believes that the change of control severance agreements help ensure the best interests of stockholders by fostering continuous employment of key management personnel. As is the case in many public companies, the possibility of an unsolicited change of control exists. The uncertainty among management that can arise from a possible change of control can result in the untimely departure or distraction of key executive officers. Reasonable change of control severance agreements reinforce continued attention and dedication of executive officers to their assigned duties and support the Committee’s objective of retaining high quality executives.

OVERALL REASONABLENESS OF COMPENSATION

The Committee believes that the Company is achieving its compensation objectives and rewards executive officers for driving operational success and stockholder value creation. Based on reviews of tally sheets and a “pay-for-performance” analysis by the Committee, and in light of the Company’s compensation objectives, the Committee and the Board of Directors believe that the pay mix and target pay position relative to market for each of the NEOs are reasonable and appropriate. The “pay-for-performance” analysis includes a review of the individual components of executive officer compensation that are tied to Company performance, as measured by identified financial performance metrics as well as the price of the Company’s common stock. In particular, the Committee reviews executive officer Incentive Compensation to determine whether it appropriately rewards achievement of specific financial performance goals and does not otherwise provide rewards in the absence of reasonable measures of individual and Company success. Similarly, with respect to equity awards, the Committee considers the effectiveness of such awards in providing a reasonable incentive to the executive officers to increase profits (as measured by Regional and Global EBITDA) and total stockholder return without inappropriately rewarding the executive officers if performance targets are not achieved over the long term.

The following table sets forth the total compensation for each of our NEOs for fiscal year 2021 (based on cash compensation received as base salary and earned Incentive Compensation, plus the value of vested PSUs at their grant date per share value, plus the value of other equity awards (other than the PSUs) at their grant date per share values), together with the relative position to market mid-point with 100% equaling market median for each NEO:

Executive Officer	Base Salary	Annual Earned Incentive Compensation	Value of Stock Awards[1]	Value of Vested PSU Awards[2]	Total Compensation	Present Value of Total Compensation Received as a Percentage of Market Median
Garry O. Ridge	$ 675,240	$ 1,350,480	$ 1,599,918	$ 675,041	$ 4,300,679	135%
Jay W. Rembolt	$ 327,011	$ 327,011	$ 299,885	$ 163,355	$ 1,117,262	118%
Steven A. Brass	$ 446,422	$ 714,275	$ 799,959	$ 356,939	$ 2,317,595	159%
William B. Noble[3]	$ 327,760	$ 360,535	$ 166,958	$ 167,159	$ 1,022,412	162%
Patricia Q. Olsem	$ 300,375	$ 294,072	$ 349,932	$ 165,157	$ 1,109,536	118%

[1]

For purposes of comparing total compensation for fiscal year 2021 to market median compensation levels for each NEO, the Committee included the Value of Stock Awards (RSUs and MSUs) based on the closing price of the Company’s common stock on the grant date for those awards.  The October 12, 2020 grant date closing price was $200.19. MSUs are valued based on the target number of shares of the Company’s common stock to be issued upon achievement of the applicable performance measure. Information concerning all of the Stock Awards (including PSUs) for fiscal year 2021 is set forth below in the table under the heading, Grants of Plan-Based Awards - Fiscal Year 2021.

[2]

For purposes of comparing total compensation for fiscal year 2021 to market median compensation levels for each NEO, the Committee included the Value of vested PSUs based on the closing price of the Company’s common stock on the grant date of $200.19 per share. The Committee treats the PSUs separately from other stock-based awards and has included their value (based on the number of PSU Shares earned by each NEO) as an additional element of short-term incentive compensation because the PSUs are designed as a supplemental reward for achievement of financial performance for the fiscal year that exceeds the highest level of performance required under the Company’s Performance Incentive Program.

[3]	Mr. Noble’s salary and Incentive Compensation amounts have been converted from GBP at an average annual exchange rate for fiscal year 2021 of $1.3632 per GBP.

Total compensation for our NEOs for fiscal year 2021 was assessed by the Committee’s compensation consulting firm as part of the process for executive compensation decision-making for fiscal year 2022. As noted in the table above, total compensation for the NEOs ranged from 118% to 162%  of the market median compensation level for each position as determined by the Committee’s compensation consulting firm. The levels of compensation are considered by the Committee to be appropriate for a year in which the Company’s results were very strong in all regions. These market position comparisons are based on an analysis from the Committee’s compensation consultant that incorporates peer group proxy analysis and general industry survey data for current NEO roles.

OTHER COMPENSATION POLICIES

EXCHANGE ACT RULE 10b5-1 TRADING PLANS AND INSIDER TRADING GUIDELINES

A description of the Company’s insider trading policies applicable to our executive officers is included above in this Proxy Statement under the heading, Insider Trading Policy – Prohibited Hedging Transactions.

EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

The Board of Directors has approved guidelines for executive officer ownership of the Company’s common stock. The guidelines specify that each executive officer will be expected to attain, within a period of five years from the later of the date of election of the executive officer or the date of adoption of the guidelines, and to maintain thereafter, equity ownership in the Company valued at not less than one times his or her current base salary for executive officers other than our CEO and CFO, two times the current base salary for our CFO, and five times the current base salary for our CEO. Valuation for purposes of the guidelines is to be determined at the higher of cost or current fair market value for shares of the Company’s common stock held outright and, if applicable, shares underlying vested equity awards held by the executive officers.

The Board of Directors believes that the stock ownership guidelines serve to improve alignment of the interests of our executive officers and the Company’s stockholders. At the present time, all NEOs have exceeded the expected level of stock ownership.

As noted above under the heading Equity Compensation, the NEOs receive both time-vesting RSU awards and performance-based vesting MSU and PSU awards. As the RSU and MSU awards vest, shares of the Company’s common stock are issued to the NEOs and these shares may then be sold or retained, subject to the stock ownership guidelines described above. Vested PSU awards, if and when vested, provide for issuance of shares that may not be sold until following termination of employment.  Outstanding unvested RSU and MSU awards held as of August 31, 2021 by the NEOs are set forth in the table below under the heading, Outstanding Equity Awards at 2021 Fiscal Year End. All NEOs hold vested deferred performance unit awards and Messrs. Ridge and Noble hold vested RSU awards that must be retained until termination of employment as noted above in the footnotes to the tables under the heading, Security Ownership of Directors and Executive Officers.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits the deductibility of compensation payable in any tax year to certain covered executive officers. Section 162(m) of the Code generally provides that a company covered by the statute cannot deduct compensation paid to its most highly paid executive officers to the extent that such compensation exceeds $1 million per officer per taxable year.

While the Compensation Committee will always seek to maximize the deductibility of compensation paid to the Company’s executive officers, the Committee provides total compensation to the executive officers in line with competitive practice, the Company’s compensation philosophy, and the interests of stockholders. Therefore, the Company presently pays some compensation to its executive officers that may not be deductible under Section 162(m) and it is anticipated that the Company will continue to do so.

ACCOUNTING CONSIDERATIONS

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards and performance-based awards, based on the grant date fair value of these awards. Depending upon the type of performance conditions applicable to performance-based awards, ASC Topic 718 may require the recording of compensation expense over the service period for the award (usually, the vesting period) based on the grant date value (such as for our MSUs) or compensation expense may be recorded based on the expected probability of vesting over the vesting period, subject to adjustment as such probability may vary from period to period (such as for our PSUs). This calculation is performed for accounting purposes and amounts reported in the compensation tables below are based on the compensation expense expected to be recorded over the vesting periods for the awards, determined as of the grant date for the awards. In the case of our MSUs, the grant date values fix the compensation expense to be recorded over the vesting period. These amounts are reported in the tables below even though our executive officers may realize more or less value from their MSU awards depending upon the actual level of achievement of the applicable performance measure. In the case of our PSUs, no value is included in the Summary Compensation Table or in the table under the heading, Grants of Plan-Based Awards – Fiscal Year 2021, because ASC Topic 718 requires that we assess the probability of vesting of the PSUs as of the grant date. As of the grant date, we did not consider it probable that the PSUs would become vested even though it was possible that our executive officers would receive shares upon vesting of the PSUs following the end of the fiscal year upon achievement of the applicable performance measure.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of WD-40 Company’s Board of Directors has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement and the Company’s annual report on Form 10-K for the year ended August 31, 2021, and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

Anne G. Saunders (Chair)

Melissa Claassen

Lara L. Lee

David B. Pendarvis

Gregory A. Sandfort

EXECUTIVE COMPENSATION

None of our executive officers has an employment agreement or other arrangement, whether written or unwritten, providing for a term of employment or compensation for services rendered other than under specific plans or programs described herein.

For fiscal year 2021, our executive officers received compensation benefits for services rendered in fiscal year 2021 as more fully described and reported in the Compensation Discussion and Analysis section of this Proxy Statement and in the compensation tables below. As a relative share of reported total compensation for fiscal year 2021, annual salary and earned Incentive Compensation was 54% of total compensation for our CEO and from 57%  to 71% of total compensation for the other NEOs.

SUMMARY COMPENSATION TABLE

The following table shows information for the three fiscal years ended August 31, 2021, August 31, 2020, and August 31, 2019 concerning the compensation of our CEO, our CFO and the three most highly compensated executive officers other than the CEO and CFO as of the end of fiscal year 2021 (collectively, the “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total
Garry O. Ridge	2021	$ 675,240	$ -	$ 1,574,584	$ 1,350,480	$ 129,584	$ 3,729,888
Chief Executive Officer	2020	$ 675,240	$ 196,718	$ 1,775,853	$ 140,647	$ 119,403	$ 2,907,861
and Chairman of the Board	2019	$ 662,000	$ -	$ 1,405,209	$ 897,285	$ 115,347	$ 3,079,841

Jay W. Rembolt	2021	$ 327,011	$ -	$ 295,136	$ 327,011	$ 106,787	$ 1,055,945
Vice President, Finance,	2020	$ 327,011	$ 47,634	$ 332,844	$ 34,037	$ 101,178	$ 842,704
Treasurer and Chief Financial Officer	2019	$ 320,599	$ -	$ 297,297	$ 217,275	$ 98,645	$ 933,816

Steven A. Brass	2021	$ 446,422	$ -	$ 787,292	$ 714,275	$ 97,156	$ 2,045,145
President and Chief Operating Officer	2020	$ 446,422	$ 103,727	$ 721,505	$ 74,161	$ 96,810	$ 1,442,625
	2019	$ 365,937	$ -	$ 216,024	$ 95,272	$ 92,651	$ 769,884

William B. Noble[4]	2021	$ 327,760	$ -	$ 164,315	$ 360,535	$ 81,147	$ 933,757
Managing Director, EMEA	2020	$ 304,173	$ 67,767	$ 185,234	$ 15,880	$ 36,597	$ 609,651
	2019	$ 303,112	$ -	$ 161,842	$ 185,020	$ 80,786	$ 730,760

Patricia Q. Olsem	2021	$ 300,375	$ -	$ 344,391	$ 294,072	$ 95,166	$ 1,034,004
Division President, Americas	2020	$ 300,375	$ -	$ 288,602	$ 104,419	$ 96,630	$ 790,026
	2019	$ 249,533	$ -	$ 105,589	$ 19,304	$ 87,825	$ 462,251

[1]

Stock Awards other than PSUs for fiscal year 2021 and deferred performance units (“DPUs”) for fiscal years 2020 and 2019 are reported at their grant date fair values. Grant date fair value assumptions and related information is set forth in Note 15, Stock-based Compensation, to the Company’s financial statements included in the Company’s annual report on Form 10-K filed on October 22, 2021. Stock Awards consisting of MSUs awarded in fiscal years 2021, 2020, and 2019 are included based on the value of 100% of the target number of shares of the Company’s common stock to be issued upon achievement of the applicable performance measure. Stock Awards consisting of PSUs awarded for fiscal year 2021 and DPUs awarded for fiscal years 2020 and 2019 are reported as having no value under applicable disclosure rules and ASC Topic 718 due to the lack of any expected probability of vesting of the DPUs as of the grant date, as discussed above in the Compensation Discussion and Analysis section under the heading, Accounting Considerations. For achievement of the highest level of the applicable performance measure for the MSUs granted in fiscal year 2019, the NEOs other than Ms. Olsem receive 200%  of the target number of shares.  For achievement of the highest level of the applicable performance measure for the MSUs awarded to Ms. Olsem in fiscal year 2019, she receives 150% of the target number of shares. For achievement of the highest level of the applicable performance measure for the PSUs granted in fiscal year 2021, NEOs receive restricted PSU Shares  covering the maximum number of shares reported for purposes of the table under the heading, Grants of Plan-Based Awards – Fiscal Year 2021 and as described above in the Compensation Discussion and Analysis section under the heading, Equity Compensation.

SUMMARY COMPENSATION TABLE (footnote 1 continued)

The following table sets forth the amounts that would have been included for the Stock Awards for fiscal years 2021, 2020, and 2019 for each of the NEOs if the grant date fair values for the MSUs had been based on the maximum number of shares to be received and if the value of the DPUs and PSUs were included at their grant date fair values based on the maximum number of shares covered by the DPUs and PSUs:

Executive Officer	Year	RSUs	MSUs (Maximum)	DPUs (Maximum)	Total Stock Awards
Garry O. Ridge	2021	$ 778,661	$ 1,591,847	$ 666,004	$ 3,036,512
	2020	$ 776,364	$ 1,998,979	$ 652,585	$ 3,427,928
	2019	$ 630,133	$ 1,550,151	$ 639,395	$ 2,819,679

Jay W. Rembolt	2021	$ 145,950	$ 298,372	$ 161,168	$ 605,490
	2020	$ 145,512	$ 374,663	$ 157,913	$ 678,088
	2019	$ 133,316	$ 327,961	$ 154,757	$ 616,034

Steven A. Brass	2021	$ 389,330	$ 795,923	$ 352,160	$ 1,537,413
	2020	$ 315,426	$ 812,158	$ 317,112	$ 1,444,696
	2019	$ 96,871	$ 238,306	$ 153,955	$ 489,132

William B. Noble	2021	$ 81,257	$ 166,116	$ 164,921	$ 412,294
	2020	$ 80,980	$ 208,508	$ 164,340	$ 453,828
	2019	$ 72,574	$ 178,535	$ 108,570	$ 359,679

Patricia Q. Olsem	2021	$ 170,308	$ 348,167	$ 162,946	$ 681,421
	2020	$ 126,170	$ 324,863	$ 131,472	$ 582,505
	2019	$ 52,853	$ 79,182	$ 53,724	$ 185,759

[2]

Amounts reported as Non-Equity Incentive Plan Compensation represent Incentive Compensation payouts under the Company’s Performance Incentive Program as described in the narrative preceding the Summary Compensation Table and in the Compensation Discussion and Analysis section of this Proxy Statement. Threshold, target and maximum payouts for each of the NEOs for fiscal year 2021 are set forth below in the table under the heading, Grants of Plan-Based Awards - Fiscal Year 2021.

[3]

All Other Compensation for each of the NEOs includes the following items: (i) employer profit sharing and matching contributions to the Company’s 401(k) Profit Sharing Plan for each NEO other than Mr. Noble, and a U.K. employer retirement benefit contribution for Mr. Noble in fiscal years 2019 and 2020 (“Retirement Benefits”); (ii) dividend equivalent amounts paid to Messrs.  Ridge and Noble with respect to RSUs held by each of them that are vested and that will not be settled in shares until termination of employment and dividend equivalent amounts paid to each of the NEOs with respect to Vested DPUs that will not be settled in shares until termination of employment (“Dividend Equivalents”); (iii) the value of supplemental life insurance benefits received by Messrs. Ridge and Rembolt described below under the heading, Supplemental Death Benefit Plans and Supplemental Insurance Benefits (“Death Benefits”); (iv) a taxable payment made to Mr. Noble in lieu of a retirement plan contribution under the U.K. retirement benefit program that would, if contributed to the retirement plan, result in adverse tax consequences to Mr. Noble (“In Lieu Benefit”); (v) perquisites and benefits received by each of the NEOs include group life, medical, dental, vision, wellness and other insurance benefits (“Welfare Benefits”); and (vi)  vehicle allowance costs which include lease or depreciation expense, fuel, maintenance and insurance costs for each of NEO other than Mr. Noble, and a cash allowance and fuel for Mr. Noble (“Vehicle Allowance”).

[4]

Mr. Noble’s Salary, Non-Equity Incentive Plan Compensation and All Other Compensation for each fiscal year have been converted from GBP at average annual exchange rates for the year as follows: for fiscal year 2021 at $1.3632 per GBP, for fiscal year 2020 at $1.2651 per GBP, and for fiscal year 2019 at $1.2859 per GBP.

The following table sets forth the separate amounts included in All Other Compensation for fiscal year 2021 for each of the NEOs:

Executive Officer	Retirement Benefits	Dividend Equivalents	Death Benefits	In Lieu Benefit	Welfare Benefits	Vehicle Allowance	Total All Other Compensation
Garry O. Ridge	$ 48,056	$ 19,046	$ 7,029	$ -	$ 37,453	$ 18,000	$ 129,584
Jay W. Rembolt	$ 48,056	$ 862	$ 6,743	$ -	$ 35,722	$ 15,404	$ 106,787
Steven A. Brass	$ 48,056	$ 300	$ -	$ -	$ 34,250	$ 14,550	$ 97,156
William B. Noble	$ -	$ 11,818	$ -	$ 40,456	$ 10,764	$ 18,109	$ 81,147
Patricia Q. Olsem	$ 48,056	$ 247	$ -	$ -	$ 33,597	$ 13,266	$ 95,166

GRANTS OF PLAN-BASED AWARDS -  FISCAL YEAR 2021

In December 2016, the Company’s stockholders approved the WD-40 Company 2016 Stock Incentive Plan to authorize the issuance of stock-based compensation awards to employees, directors and consultants. In addition to base salary and the Performance Incentive Compensation, for fiscal year 2021 the executive officers were granted RSU,  MSU and PSU awards under the Company’s 2016 Stock Incentive Plan. Descriptions of the RSU, MSU and PSU awards are provided above in the Compensation Discussion and Analysis section under the heading, Equity Compensation.

Information concerning the grant of RSU, MSU and PSU awards to the NEOs is provided in the following Grants of Plan-Based Awards table. The table also contains information with respect to Performance Incentive Program opportunity awards for fiscal year 2021 as described above in the Compensation Discussion and Analysis section under the heading, Performance Incentive Program. The table provides threshold, target and maximum payout information relating to the Company’s fiscal year 2021 Performance Incentive Program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Options Awards[4] ($)
Garry O. Ridge	10/12/2020	$ 1	$ 675,240	$ 1,350,480
	10/12/2020 (MSU)				1,998	3,996	7,992		$ 795,923
	10/12/2020 (RSU)							3,996	$ 778,661
	10/12/2020 (PSU)				168		3,372		-

Jay W. Rembolt	10/12/2020	$ 1	$ 163,506	$ 327,011
	10/12/2020 (MSU)				374	749	1,498		$ 149,186
	10/12/2020 (RSU)							749	$ 145,950
	10/12/2020 (PSU)				40		816		-

Steven A. Brass	10/12/2020	$ 1	$ 357,138	$ 714,275
	10/12/2020 (MSU)				999	1,998	3,996		$ 397,962
	10/12/2020 (RSU)							1,998	$ 389,330
	10/12/2020 (PSU)				89		1,783		-

William B. Noble[5]	10/12/2020	$ 1	$ 180,268	$ 360,536
	10/12/2020 (MSU)				208	417	834		$ 83,058
	10/12/2020 (RSU)							417	$ 81,257
	10/12/2020 (PSU)				41		835		-

Patricia Q. Olsem	10/12/2020	$ 1	$ 165,207	$ 330,413
	10/12/2020 (MSU)				437	874	1,748		$ 174,083
	10/12/2020 (RSU)							874	$ 170,308
	10/12/2020 (PSU)				41		825		-
[1]

The Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent Threshold, Target and Maximum payouts under the WD-40 Company Performance Incentive Compensation Plan for Incentive Compensation payable for fiscal year 2021 performance. The Target amount represents fifty percent of the Maximum payout for each NEO. The Maximum amount represents the Incentive Compensation opportunity for each NEO that assumes full achievement of the performance measures for Level  A of the Performance Incentive Program (as more fully discussed above in the Compensation Discussion and Analysis section under the heading, Performance Incentive Program) and attainment by the Company of a level of Global EBITDA sufficient to maximize such payouts under Level C of the Performance Incentive Program.

[2]

The Estimated Future Payouts Under Equity Incentive Plan Awards represent the Threshold, Target and Maximum number of shares to be issued upon performance vesting of MSU and PSU awards as described in the Compensation Discussion and Analysis section under the heading, Equity Compensation. There is no applicable Target number of shares for PSU awards to be earned by the NEOs.

[3]	All Other Stock Awards represent RSUs described in the Compensation Discussion and Analysis section under the heading, Equity Compensation.
[4]	Information relating to the amounts disclosed as the Grant Date Fair Value of Stock Awards is included in footnote 1 to the Summary Compensation Table above.
[5]

Mr. Noble’s Salary, Non-Equity Incentive Plan Compensation and All Other Compensation for each fiscal year have been converted from GBP at average annual exchange rates for the year as follows: for fiscal year 2021 at $1.3632 per GBP, for fiscal year 2020 at $1.2651 per GBP, and for fiscal year 2019 at $1.2859 per GBP.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

The following table provides detailed information concerning the RSU and MSU awards that were not vested as of the end of the last fiscal year for each of the NEOs:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
Garry O. Ridge	8,148	$ 1,952,505	24,570	$ 5,887,709
Jay W. Rembolt	1,557	$ 373,104	4,798	$ 1,149,745
Steven A. Brass	3,350	$ 802,761	8,714	$ 2,088,136
William B. Noble	862	$ 206,561	2,650	$ 635,020
Patricia Q. Olsem	1,444	$ 346,026	3,298	$ 790,300

[1]	Represents RSU awards to the NEOs that were not vested as of the fiscal year end.
[2]

The Market Value of the RSU awards that were not vested as of the fiscal year end was $239.63 per unit, determined by reference to the closing price for the Company’s common stock as of August 31, 2021.

[3]

Represents the maximum number of shares to be issued with respect to MSU awards granted to the NEOs that were not vested as of the fiscal year end. The maximum number of shares to be issued with respect to MSU awards equals the number of shares to be issued with respect to the MSU  awards upon achievement of the highest level of achievement for such MSU awards as described above in the Compensation Discussion and Analysis section under the heading, Equity Compensation.

[4]

The Market Value of the MSU awards that were not vested as of the fiscal year end was $239.63 per unit, determined by reference to the closing price for the Company’s common stock as of August 31, 2021.

OPTION EXERCISES AND STOCK VESTED – FISCAL YEAR 2021

No shares of the Company’s common stock were acquired on exercise of stock options in the Company’s last fiscal year for the NEOs. The following table sets forth the number of shares of the Company’s common stock acquired upon the vesting of RSU, MSU, and PSU awards in the Company’s last fiscal year and the aggregate dollar value realized with respect to such vested RSU and MSU awards.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)
Garry O. Ridge	16,482	$ 3,890,193
Jay W. Rembolt	3,228	$ 762,600
Steven A. Brass	4,593	$ 1,087,891
William B. Noble	2,325	$ 550,390
Patricia Q. Olsem	1,804	$ 427,858

[1]

The Number of Shares Acquired on Vesting for each NEO includes shares of the Company’s common stock issued on October 23, 2020 upon vesting of RSU and MSU awards and shares of restricted stock to be issued with respect to PSU awards that vested on August 31, 2021.

[2]

The Value Realized on Vesting for the RSUs and MSUs as of October 23, 2020 is calculated based on the number of vested RSU and MSU awards multiplied by the closing price of $235.10 for the Company’s common stock as of that date. The Value Realized on Vesting for the PSUs as of August 31, 2021 is calculated based on the number of PSU restricted shares issued to the NEOs multiplied by the closing price of $239.63 for the Company’s common stock as of August 31, 2021.

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2021

The following table provides information concerning compensation received by the NEOs that is subject to deferral under applicable RSU and Vested DPU award agreements:

Executive Officer	Aggregate Earnings in Last FY1 ($)	Aggregate Balance at Last FYE[2] ($)
Garry O. Ridge	$ 241,498	$ 1,641,705
Jay W. Rembolt	$ 10,928	$ 74,285
Steven A. Brass	$ 3,807	$ 25,880
William B. Noble	$ 149,848	$ 1,018,667
Patricia Q. Olsem	$ 3,137	$ 21,327

[1]

The Aggregate Earnings in Last FY represents the increase in value from August 31, 2020 to August 31, 2021of the shares underlying deferred settlement RSUs and Vested DPUs held by each NEO that will be settled in shares of the Company’s common stock following termination of employment as disclosed in footnotes to the table under the heading, Security Ownership of Directors and Executive Officers. The number of such deferred settlement RSUs and Vested DPUs for each NEO was multiplied by the difference in the closing price of the Company’s common stock on August 31, 2021 of $239.63 and on August 31, 2020 of $204.38,  an increase in value of $35.25 per share. Amounts included as the Aggregate Earnings in Last FY are not otherwise included as compensation in the Summary Compensation Table for fiscal year 2021.

[2]

The Aggregate Balance at Last FYE represents the value as of August 31, 2021 of the deferred settlement RSUs and Vested DPUs held by each NEO as noted in the footnote above. The value for each deferred settlement RSU and each Vested DPU is based on the closing price of the Company’s common stock as of August 31, 2021 in the amount of $239.63 per share. The underlying deferred settlement RSUs and Vested DPUs were included in prior disclosures for the NEOs to the extent that the NEOs were included in Summary Compensation Table disclosures for the years in which such awards were first granted to the NEOs.

SUPPLEMENTAL DEATH BENEFIT PLANS AND SUPPLEMENTAL INSURANCE BENEFITS

The Company maintains Supplemental Death Benefit Plans for Messrs. Ridge and Rembolt. Under the death benefit plan agreements, the NEO’s designated beneficiary or estate, as applicable, will receive a death benefit equal to the NEO’s then current base salary in the event of his death prior to retirement from the Company. Each of the NEOs is also eligible to receive life insurance benefits offered to all employees of the Company,  and, in the case of Mr. Noble, to all employees of the Company’s U.K. subsidiary.

The death benefits under the Supplemental Death Benefit Plans are not formally funded but the Company has purchased key man life insurance policies owned by the Company to cover its benefit obligations. Non-employee directors do not have death benefit plan agreements.

Based upon their fiscal year 2021 base salaries, the supplemental death benefit to be provided to Messrs.  Ridge and Rembolt as of the end of fiscal year 2021 would have been as set forth in the following table:

Executive Officer	Death Benefit
Garry O. Ridge	$ 675,240
Jay W. Rembolt	$ 327,011

CHANGE OF CONTROL SEVERANCE AGREEMENTS

Each executive officer serves at the discretion of the Board of Directors. The Company has entered into Change of Control Severance Agreements (“Severance Agreements”) with each of the NEOs. The Severance Agreements provide that each executive officer will receive certain severance benefits if his or her employment is terminated without “Cause” or if he or she resigns for “Good Reason”, as those terms are defined in the Severance Agreements, within two years after a “Change of Control” as defined in the Severance Agreements and summarized below. If the executive officer’s employment is terminated during the aforementioned two-year period by the Company without “Cause” or by the executive officer for “Good Reason”, the executive officer will be entitled to a lump sum payment (subject to limits provided by reference to Section 280G of the Internal Revenue Code which limits the deductibility of certain payments to executives upon a change in control) of twice the executive officer’s salary, calculated based on the greater of the executive officer’s then current annual salary or a five-year average, plus twice the executive officer’s earned Incentive Compensation, calculated based on the greater of the most recent annual earned Incentive Compensation or a five-year average. Further, any of the executive officer’s outstanding equity incentive awards that are not then fully vested (with the exception of PSU awards), will be accelerated and vested in full following such termination of employment within such two-year period and the executive officer will be entitled to continuation of health and welfare benefits under the Company’s then existing benefit plans or equivalent benefits for a period of up to two years from the date of termination of employment. No employment rights or benefits other than the change of control severance benefits described in this paragraph are provided by the Severance Agreements.

For purposes of the Severance Agreements and subject to the express provisions and limitations contained therein, a “Change of Control” means a transaction or series of transactions by which a person or persons acting together acquire more than 30% of the Company’s outstanding shares; a change in a majority of the incumbent members of the Company’s Board of Directors as specified in the Severance Agreements, a reorganization, merger or consolidation as specified in the Severance Agreements or a sale of substantially all of the assets or complete liquidation of the Company. As specified more particularly in the Severance Agreements, a “Change of Control” does not include a reorganization, merger or consolidation or a sale or liquidation where a majority of the incumbent members of the Company’s Board of Directors continue in office and more than 60% of the successor company’s shares are owned by the Company’s pre-transaction stockholders.

The Severance Agreements have a term of two years, subject to automatic renewal for successive two-year periods unless notice of non-renewal is provided by the Company’s Board of Directors not less than six months prior to the end of the current term. The term of the Severance Agreements will be automatically extended for a term of two years following any “Change of Control.”

The following table sets forth the estimated amounts payable to each of the NEOs pursuant to their respective Severance Agreements on the assumption that the employment of each NEO was terminated without “Cause” or otherwise for “Good Reason” effective as of the end of fiscal year 2021 following a “Change of Control” as provided for in the Severance Agreements. The table also includes the value, as of the end of the fiscal year, of all RSU and MSU awards that were not vested as of the end of fiscal year 2021.

Executive Officer	Severance Pay[1]	Welfare Benefits[2]	Accelerated Vesting of RSUs and MSUs[3]	Total Change of Control Severance Benefits
Garry O. Ridge	$ 2,793,070	$ 68,185	$ 4,896,360	$ 7,757,615
Jay W. Rembolt	$ 1,067,605	$ 67,785	$ 947,976	$ 2,083,366
Steven A. Brass	$ 1,248,620	$ 63,785	$ 1,846,829	$ 3,159,234
William B. Noble	$ 947,946	$ 13,645	$ 524,071	$ 1,485,662
Patricia Q. Olsem	$ 809,587	$ 63,785	$ 803,000	$ 1,676,372

[1]

For each NEO other than Mr. Brass and Ms. Olsem, Severance Pay includes two times the reported Salary for fiscal year 2021 plus two times the average of reported Non-Equity Incentive Plan Compensation for the five years ended August 31, 2020.  For Mr. Brass and Ms. Olsem, Severance Pay includes two times the reported Salary for fiscal year 2021 plus two times the reported Non-Equity Incentive Plan Compensation for fiscal year 2020.

[2]

For each NEO, Welfare Benefits includes an estimate of the Company’s cost to provide two years of continuation coverage under the Company’s welfare benefit plans, which does not include life insurance or long-term disability insurance.

[3]

Acceleration of vesting of RSU and MSU awards is governed by applicable provisions of the Severance Agreements and the MSU Award Agreements. The value included for accelerated vesting of RSU and MSU awards equals the value of the RSU and MSU awards that were not vested at $239.63 for each RSU and MSU based on the closing price for the Company’s common stock as of August 31, 2021. MSUs are valued for this purpose based upon the Target Number of shares of the Company’s common stock to be issued with respect to the MSUs as described above in the Compensation Discussion and Analysis section under the heading, Equity Compensation.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC pay ratio disclosure rule, we are providing the ratio of the total annual compensation of our CEO, Mr. Ridge, to that of the Company’s “median employee” for fiscal year 2021. For fiscal year 2021, the pay ratio of the CEO’s compensation to the median employee’s compensation was approximately 47 to 1.

We identified the Company’s median employee from all employees of the Company (excluding the CEO) as of August 31, 2021. We included all worldwide employees, including full-time, part-time and temporary employees. As of August 31, 2021, the Company employed 557 individuals located in 16 countries.

For purposes of identifying the Company’s median employee as of August 31, 2021, we calculated total compensation for fiscal year 2021 for each employee other than the CEO by including salary or regular hourly wages paid in the fiscal year, Incentive Compensation paid during the fiscal year under the Company’s Performance Incentive Program, and the grant date value of equity awards (RSUs and MSUs) granted to employees in the fiscal year.  Compensation paid to employees who were hired after the beginning of the fiscal year or who terminated prior to the end of the fiscal year was not annualized. For employees who received compensation denominated in a foreign currency, such amounts were converted to U.S. dollars at average annual exchange rates as of August 31, 2021.

To determine the CEO pay ratio, the total annual compensation for the median employee was calculated for fiscal year 2021 by including all elements of compensation required to be included in the Summary Compensation Table for fiscal year 2021 in the same manner as such compensation was calculated for the CEO. The Company’s median employee is located in the United States.

For fiscal year 2021, the total annual compensation of our CEO was $4,395,892 and the total annual compensation of our median employee was $93,554.  Accordingly, the ratio of the total annual compensation of our CEO to that of our median employee was approximately 47 to 1.

AUDIT COMMITTEE REPORT

In accordance with its Charter, the Audit Committee provides assistance to the Company’s Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing, and reporting practices of the Company, including assessment of the effectiveness of internal controls over financial reporting. Each member of the Audit Committee meets the independence criteria prescribed by applicable regulations and rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards.

Management is responsible for preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and for establishing and maintaining internal control over financial reporting. The Company’s independent registered public accounting firm (“auditor”) is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting and expressing opinions as to whether the financial statements have been prepared in accordance with GAAP and as to management’s assessment of the effectiveness of internal control over financial reporting.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended August 31, 2021. The Audit Committee discussed and reviewed with management the audited financial statements and management’s assessment of the effectiveness of its internal controls over financial reporting.  The Audit Committee discussed and reviewed with the Company’s auditor the audited financial statements and the auditor’s attestation report regarding effectiveness of management’s internal controls over financial reporting. The Audit Committee also discussed with the auditor those matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, which provides that certain matters related to the conduct of the financial statement audit are to be communicated to the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee met separately with management and separately with the Company’s auditor to discuss results of audit examinations and evaluations of internal controls.

The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the Company’s auditor. In this regard, the Audit Committee discussed with the auditor their independence from management and the Company, including matters in written documents and a  letter received from the auditor as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. In evaluating the auditor’s independence, the Audit Committee also considered whether the auditor’s provision of any non-audit services impaired or compromised the firm’s independence.

The Audit Committee considered several factors in selecting PricewaterhouseCoopers LLP as the Company’s auditor, including the firm’s independence and internal quality controls, the overall depth of talent, and their familiarity with the Company’s businesses and internal controls over financial reporting. Further, in conjunction with the mandated rotation of auditing firm’s coordinating partner, the Audit Committee and its chair oversee and are directly involved in the selection process for any change in coordinating partners.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for its fiscal year ended August 31, 2021, and that PricewaterhouseCoopers LLP serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2022.

Audit Committee

Daniel T. Carter, Chair

Lara L. Lee

Trevor I. Mihalik

Graciela I. Monteagudo

David B. Pendarvis

ITEM NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company to audit the consolidated financial statements of the Company for fiscal year 2022. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

A majority of the votes of the common stock present or represented at the meeting is required for approval. Broker non-votes will be voted in favor of approval. PricewaterhouseCoopers LLP acted as the Company’s independent registered public accounting firm during the past fiscal year and, unless the Audit Committee appoints new independent accountants, PricewaterhouseCoopers LLP will continue to act in such capacity during the current fiscal year. It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit products and services provided by the independent registered public accounting firm. These products and services may include audit services, audit-related services, tax services, software and other products or services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The possible effect on the independence of the public accountants is considered by the Audit Committee. There is no direct or indirect understanding or agreement that places a limit on current or future years’ audit fees or permissible non-audit products and services.

AUDIT FEES

PricewaterhouseCoopers LLP has provided audit services to the Company for each of the past two fiscal years. Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for audit services performed for the Company for the past two fiscal years were $1,398,900 for the year ended August 31, 2021, and $1,307,705 for the year ended August 31, 2020.

AUDIT-RELATED FEES

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” No such fees were billed to the Company by PricewaterhouseCoopers LLP for the years ended August 31, 2021 and August 31, 2020.

TAX FEES

Tax fees consist of tax compliance, tax advice, tax consulting or tax planning services provided by PricewaterhouseCoopers LLP to the Company. Tax fees billed to the Company by PricewaterhouseCoopers LLP were $217,925 for the year ended August 31, 2021 and $202,200 for the year ended August 31, 2020.  Such fees for fiscal years 2021 and 2020 were associated with both tax compliance and tax consulting services.

ALL OTHER FEES

Other fees for services provided by PricewaterhouseCoopers LLP for fiscal years 2021 and 2020 consisted of fees for access provided by PricewaterhouseCoopers LLP to its online research reference and disclosure checklist materials. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for other services performed for the Company were $2,700 for both the year ended August 31, 2021 and the year ended August 31, 2020.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company no sooner than June 6, 2022 and not later than July 6, 2022 to be included in the Proxy Statement and form of proxy for the next annual meeting. Any proposal submitted outside of these dates will be considered untimely in order to be considered at the Company’s 2022 Annual Meeting of Stockholders in accordance with the Company’s Bylaws.

 By Order of the Board of Directors

Richard T. Clampitt

Corporate Secretary

Dated: November 3, 2021

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OR FORMS OF PROXY IN THE ENCLOSED ENVELOPE.

WD-40 COMPANY

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2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — Management recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Daniel T. Carter	☐	☐	☐	02 - Melissa Claassen	☐	☐	☐	03 - Eric P. Etchart	☐	☐	☐
04 - Lara L. Lee	☐	☐	☐	05 - Trevor I. Mihalik	☐	☐	☐	06 - Graciela I. Monteagudo	☐	☐	☐
07 - David B. Pendarvis	☐	☐	☐	08 - Garry O. Ridge	☐	☐	☐	09 - Gregory A. Sandfort	☐	☐	☐
10 - Anne G. Saunders	☐	☐	☐								

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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